UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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☐	Soliciting Material under §240.14a-12

MGM Resorts International

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3600 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Dear Fellow MGM Resorts International Stockholders:

In 2015, MGM Resorts International’s U.S. wholly owned operations achieved their best Net Revenue and Adjusted Property EBITDA in seven years, driven by continued strength in Las Vegas as well as our key regional markets. CityCenter resort operations also achieved record results. MGM China earned Net Revenue of $2.2 billion and Adjusted Property EBITDA of $540 million.*

We accomplished important financial and operational milestones including the successful conversion of $1.45 billion 4.25% convertible senior notes and the payment of $875 million 6.625% senior notes at maturity. CityCenter announced the adoption of an annual distribution policy and paid its first special distribution of $400 million, of which MGM Resorts received its 50% share. MGM China paid a total of $596 million in dividends in 2015, of which MGM Resorts received its 51% share.

We announced key strategic initiatives in 2015 including the launch of our $300 million Profit Growth Plan aimed to drive revenue generation and operational efficiencies. In addition, we announced the creation of MGM Growth Properties LLC (“MGP”). We expect MGP to be one of the leading publicly traded REITs engaged in the acquisition, ownership, and leasing of large-scale destination entertainment and leisure resorts.

We completed the Mandalay Bay Convention Center expansion to over 2 million square feet and the property’s main tower room remodel in early 2016 anchoring the south end of the Las Vegas Strip in the top convention market in the United States. To satisfy future demand, ARIA Resort & Casino announced a 200,000 square foot expansion to its existing LEED Gold-certified convention center with construction commencing in spring 2016, and it is expected to open in early 2018.

We remain committed to investing in our premier assets to enrich and deliver unparalleled guest experiences. In 2016, we opened the T-Mobile Arena and The Park in April and will open the Monte Carlo theater in Las Vegas and MGM National Harbor in Maryland. We continue to expand our MGM Resorts brand with the ongoing construction of MGM Cotai in Macau and MGM Springfield in Massachusetts with expected openings at the end of the first quarter 2017 and in late 2018, respectively. These investments bring luxury hospitality and unique guest experiences to their respective markets.

We strive to be the best-in-class operator of integrated destination resorts delivering high-quality entertainment, gaming and hospitality experiences while continuing to execute on our strategic objectives including leading the market in corporate social responsibility, growing our global presence, and driving operational and capital structure improvements to enhance shareholder value.

Thank you for your continued commitment to MGM Resorts International. We look forward to continuing our journey with you in the future.

Regards,

James J. Murren

Chairman of the Board and

Chief Executive Officer

April 20, 2016

*See “Reconciliations and Non-GAAP Financial Measures” for an explanation of the computation of Adjusted Property EBITDA.

Statements in this letter that are not historical facts are “forward-looking” statements and “safe harbor statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other related laws that involve risks and/or uncertainties, including risks and/or uncertainties described in the Company’s public filings with the Securities and Exchange Commission. The Company has based these forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding the Company’s ability to generate future cash flow growth and to execute on future development and other projects, such as the Profit Growth Plan, the expected results of the Profit Growth Plan, the opening of strategic resort and other developments and the estimated costs and expected components associated with those developments, amounts the Company expects to receive as a result of MGM China and CityCenter dividends and distributions, amounts the Company expects to spend in capital expenditures and investments, the closing of the initial public offering of MGM Growth Properties LLC and the value realized by the Company from such transaction. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include effects of economic conditions and market conditions in the markets in which the Company operates and competition with other destination travel locations throughout the United States and the world, the design, timing and costs of expansion projects, risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions and additional risks and uncertainties described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise except as required by law.

3600 Las Vegas Boulevard South

Las Vegas, Nevada 89109

NOTICE OF ANNUAL MEETING TO BE HELD ON JUNE 1, 2016

Dear Fellow Stockholders:

The Annual Meeting of Stockholders of MGM Resorts International, a Delaware corporation, will be held in the Premier Ballroom of the MGM Grand Conference Center, located at 4701 Koval Lane, Las Vegas, Nevada 89109, on June 1, 2016, at 2:00 pm Pacific Time. For those of you who cannot attend, we will offer a replay of the Annual Meeting on our website at mgmresorts.investorroom.com under “Investor Information”—“Presentations.”

At the Annual Meeting, we will ask you to vote on the following proposals:

1.	to elect a Board of Directors;

2.	to ratify the selection of the independent registered public accounting firm for the year ending December 31, 2016;

3.	to approve, on an advisory basis, the compensation of our named executive officers; and

4.	to re-approve the performance goals under the Company’s Second Amended and Restated Annual Performance-Based Incentive Plan for Executive Officers.

In addition, we will consider the transaction of any other business as may properly come before the meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on April 6, 2016 are entitled to notice of, and to vote at, the Annual Meeting. A complete list of such stockholders will be available for examination by any stockholder during ordinary business hours at our executive offices, located at 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, for a period of 10 days prior to the date of the Annual Meeting. Stockholders are requested to arrive at the Annual Meeting on time and, with respect to stockholders whose shares are held in “street name” by a broker, provide recent evidence of stock ownership as of the record date. There will be no admittance once the Annual Meeting has begun.

Your vote is important. Please be sure to vote your shares in favor of the Board of Directors’ recommendations in time for our June 1, 2016 meeting date.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of the matters to be considered at the meeting.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” EACH NOMINEE FOR DIRECTOR LISTED IN PROPOSAL 1,

AND “FOR” PROPOSALS 2, 3 AND 4.

By Order of the Board of Directors,

James J. Murren

Chairman of the Board and

Chief Executive Officer

April 20, 2016

PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD OR

SUBMIT YOUR PROXY USING THE INTERNET OR TELEPHONE.

Use of the enclosed envelope requires no postage for mailing in the United States.

PROXY STATEMENT—APRIL 20, 2016

TRANSACTIONS WITH RELATED PERSONS	15
PROPOSALS REQUIRING YOUR VOTE	16
Proposal No. 1 Election of Directors	16
Information Concerning the Board’s Nominees	16
Proposal No. 2 Ratification of Selection of Independent Registered Public Accounting Firm	23
Audit and Non-Audit Fees	23
Pre-Approval Policies and Procedures	23
Audit Committee Report	24
Proposal No. 3 Advisory Vote to Approve Executive Compensation	25
Proposal No. 4 Re-Approval of the Performance Goals under the Second Amended and Restated Annual Performance-Based Incentive Plan for Executive Officers	26
Description of the Management Incentive Plan	26
Equity Compensation Plan Information	28
EXECUTIVE COMPENSATION	29
Compensation Discussion and Analysis	29
Executive Summary	29
Executive Compensation Process	31
Elements of Compensation	33
Other Compensation Matters	38
COMPENSATION COMMITTEE REPORT	39
COMPENSATION TABLES	40
Summary Compensation Table	40
Grants of Plan-Based Awards	42
Outstanding Equity Awards at Fiscal Year-End	43
Option/SAR Exercises and Stock Vested	45
Nonqualified Deferred Compensation	45
Estimated Benefits upon Termination	46
Uniform Severance and Change of Control Policies	47
Death or Disability	48
Termination by Company for Good Cause or by NEO Without Good Cause	48
Obligations of the NEOs	49
RECONCILIATIONS AND NON-GAAP FINANCIAL MEASURES	49
NOTICE CONCERNING STOCKHOLDER PROPOSALS AND NOMINATIONS	49
APPENDIX A	A-1

2016 ANNUAL MEETING OF STOCKHOLDERS

The form of proxy accompanying this Proxy Statement and the persons named therein as proxies have been approved by, and this solicitation is made on behalf of, the Board of Directors of MGM Resorts International (the “Board”) in connection with the Annual Meeting of Stockholders of MGM Resorts International (the “Annual Meeting”) to be held at the following date, time and place, and at any postponements or adjournments thereof:

June 1, 2016

2:00 pm Pacific Time

Premier Ballroom at MGM Grand

Conference Center

4701 Koval Lane

Las Vegas, Nevada 89109

MGM Resorts International, together with its subsidiaries, is referred to herein as the “Company,” “we” or “us,” unless the context indicates otherwise. Matters to be considered and acted upon at the Annual Meeting are set forth in the Notice of Annual Meeting accompanying this Proxy Statement and are more fully outlined herein. On or about April 20, 2016, we will mail and/or make available this Proxy Statement and the enclosed proxy to each stockholder entitled to vote at the Annual Meeting. Stockholders are requested to arrive at the Annual Meeting on time, as there will be no admittance once the Annual Meeting has begun. Our Annual Report to Stockholders for the year ended December 31, 2015 accompanies this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on June 1, 2016. The Proxy Statement, Proxy Card and Annual Report are available for review online at www.proxyvote.com.

Voting Rights and Outstanding Shares

Only record holders of our common stock, $.01 par value per share (“Common Stock”), as of April 6, 2016 will be entitled to vote at the Annual Meeting. Our authorized capital stock currently consists of 1,000,000,000 shares of Common Stock. At the close of business on April 6, 2016, there were 565,144,402 shares of Common Stock outstanding and entitled to vote. Each stockholder of record is entitled to one vote for each share held on that date on all matters that may properly come before the Annual Meeting.

You may vote by attending the Annual Meeting in person, by completing and returning a proxy by mail or by using the Internet or telephone. For stockholders who have requested paper copies of our proxy materials, you may submit your proxy by mail by marking your vote on the enclosed proxy card (the “Proxy Card”), then following the mailing instructions on the Proxy Card. To submit your proxy using the Internet or by telephone, see the instructions on the Proxy Card and have the Notice of Internet Availability or Proxy Card available when you access the Internet website or place your telephone call. You may vote by Internet or telephone until 8:59 p.m., Pacific Time, on May 31, 2016. If you are a stockholder of record and wish to vote in person at the Annual Meeting, you may do so. If you are the beneficial owner of shares held in “street name” by a broker and wish to vote in person at the Annual Meeting, you must obtain a proxy from the bank, brokerage or other institution holding your shares and bring such proxy with you to hand in with your ballot.

All shares of Common Stock represented by properly submitted proxies will be voted at the Annual Meeting in accordance with the directions on the proxies, unless such proxies have previously been revoked. If you are a stockholder of record and submit a Proxy Card with no voting direction indicated, the shares will be voted as the Board recommends, which is as follows:

•	FOR the election of each of the nominees to the Board listed in this proxy statement and on the Proxy Card (Proposal 1);

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal 2);

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 3); and

MGM Resorts International 2016 Proxy Statement	1

•	FOR the re-approval of the performance goals under the Second Amended and Restated Annual Performance-Based Incentive Plan for Executive Officers (Proposal 4).

By returning a signed Proxy Card by mail or by duly submitting a proxy by Internet or telephone, you will confer discretionary authority on the named proxies to vote on any other business that properly comes before the meeting or any adjournment or postponement thereof for which discretionary authority is permitted. The persons named on the Proxy Card as proxies or their substitutes will vote or act in their discretion with respect to such other matters. Any such matters shall be determined by a majority vote of the stockholders present in person or represented by proxy.

Quorum and Votes Required

The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Common Stock is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes are counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business.

If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, must vote those shares in accordance with your instructions. In accordance with the rules of the New York Stock Exchange (the “NYSE”), certain matters submitted to a vote of stockholders are considered by the NYSE to be “routine” items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period prior to the meeting. The ratification of the selection of the independent registered public accounting firm as our independent auditor for 2016 is considered the only routine matter for which brokerage firms may vote shares for which they have not received instructions. The remaining matters are considered to be “non-routine,” and brokerage firms that have not received instructions from their customers do not have discretion to vote on these matters.

The below table summarizes the voting requirements to elect directors and to approve each of the proposals in this Proxy Statement:

PROPOSAL		VOTE REQUIRED	BROKER DISCRETIONARY VOTING ALLOWED
1.	Election of directors	Majority of votes cast	No
2.	Ratification of Deloitte & Touche LLP	Majority of shares represented at meeting in person or by proxy and entitled to vote	Yes
3.	Approval of executive compensation on an advisory basis	Majority of shares represented at meeting in person or by proxy and entitled to vote	No
4.	Re-approval of the performance goals under the Second Amended and Restated Annual Performance-Based Incentive Plan for Executive Officers	Majority of shares represented at meeting in person or by proxy and entitled to vote	No

A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. There is no cumulative voting in the election of directors. With respect to Proposal 2, Proposal 3 and Proposal 4, a properly executed proxy marked “ABSTAIN,” although counted for purposes of determining whether there is a quorum, will not be voted, and accordingly, an abstention will have the same effect as a vote cast against each of these proposals. Broker non-votes are not counted as votes cast and will therefore have no effect on the outcome of the vote on a proposal.

Adjournment

In accordance with the Company’s Amended and Restated Bylaws, the Chairman of the Annual Meeting has the right and authority to convene and (for any or no reason) to recess and/or adjourn the Annual Meeting. For more detail regarding adjournment procedures and the conduct of the Company’s stockholder meetings generally, please see the Company’s Amended and Restated Bylaws.

How to Revoke or Change Your Vote

Any proxy may be changed or revoked at any time prior to the Annual Meeting by submitting a new proxy with a later date, by a later telephone or Internet vote (subject to the telephone or Internet voting deadline), by voting in person at the Annual Meeting or by submitting a revocation in writing. Written revocations must be directed to: Corporate Secretary, MGM

2	MGM Resorts International 2016 Proxy Statement

Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109; and they must be received by the Corporate Secretary no later than 5:00 p.m., Pacific Time, on May 31, 2016.

How the Votes Will be Counted and Who Will Certify the Results

A representative of Broadridge Financial Solutions, Inc. (“Broadridge”) will act as the independent Inspector of Elections to count the votes, determine whether a quorum is present, evaluate the validity of proxies and ballots, and certify the results. The final voting results will be reported by us on a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

Costs of and Participants in Solicitation

Your proxy is being solicited by the Board on behalf of the Company and, as such, we will pay the costs of soliciting proxies. Proxies may be solicited on behalf of the Company by our directors, officers, employees or agents in person or by mail, Internet (including by email, Twitter, the use of our investor relations website and other online channels of communication), telephone, facsimile, town hall meetings, personal interviews, press releases, press interviews, advertisements and investor presentations. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries, upon request, for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our Common Stock. We have not retained an outside proxy solicitation firm to assist us with the solicitation of proxies.

Copies of Proxy Materials

As permitted by the Securities and Exchange Commission (the “SEC”), we are furnishing to stockholders our Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report primarily over the Internet. On or about April 20, 2015, we will mail to each of our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials via the Internet, and how to access the Proxy Card to vote on the Internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the notice, then you will not receive a paper copy of the proxy materials unless you request one.

Stockholders of Record.  If your shares are registered in your own name, you may request paper copies of the proxy materials by following the instructions contained in the notice. Stockholders who have already made a permanent election to receive paper copies of the proxy materials will receive a full set of the proxy documents in the mail.

Beneficial Stockholders.  If your shares are not registered in your name, you should receive written instructions on how to request paper copies of the proxy materials from your bank or broker. We recommend that you contact your bank or broker if you do not receive these instructions. As the beneficial owner, you have the right to direct your bank, broker or other holder of record how to vote your shares by using the voting instructions you received.

Delivery to a Single Household to Reduce Duplicate Mailings

Many stockholders hold shares of Common Stock in multiple accounts, which may result in duplicate mailings of the Notice of Internet Availability (or proxy materials) to stockholders who share the same address. Stockholders can avoid receiving duplicate mailings and save us the cost of producing and mailing duplicate documents as follows:

Stockholders of Record.  If your shares are registered in your own name and you are interested in consenting to the delivery of a single Notice of Internet Availability (or copy of proxy materials other than proxy cards), go directly to the website at www.proxyvote.com and follow the instructions therein.

Beneficial Stockholders.  If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single Notice of Internet Availability (or copy of proxy materials other than proxy cards) if there are other stockholders who share an address with you. If you currently receive more than one copy of proxy materials at your household and would like to receive only one copy in the future, you should contact your nominee.

Right to Request Separate Copies.  If you consent to the delivery of a single Notice of Internet Availability (or copy of proxy materials) but later decide that you would prefer to receive a separate Notice of Internet Availability (or copy of proxy materials) for each account at your address, then please notify us at the following address: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications, or your nominee, as applicable, and we or your nominee will promptly deliver such additional proxy materials. If you wish to receive a separate copy of the proxy materials for each account at your address in the future, you may contact Broadridge by calling toll-free 1-800-542-1061 or by writing to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood NY, 11717.

MGM Resorts International 2016 Proxy Statement	3

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines (the “Corporate Governance Guidelines”) setting forth the general principles governing the conduct of our business and the role, functions, duties and responsibilities of the Board, including, but not limited to, such matters as (i) Board composition and membership criteria, (ii) compensation, (iii) director orientation and continuing education, (iv) Board committees, (v) Board leadership, (vi) director access to officers, employees and independent advisors, (vii) management succession, (viii) annual performance evaluations of the Board and its committees and (ix) conflicts of interest and recusal. We believe that these guidelines are in compliance with the applicable listing standards adopted by the NYSE. The Corporate Governance Guidelines are posted and maintained on our website at www.mgmresorts.com/corporategovernance under the caption “Corporate Governance Guidelines.”

Code of Conduct

The Board has adopted a Code of Business Conduct and Ethics and Conflict of Interest Policy (the “Code of Conduct”) that applies to all of our directors, officers and employees, including our chief executive officer, chief financial officer and chief accounting officer. The Code of Conduct also applies to all applicable contractors and other agents performing services for or conducting work on our behalf. The Code of Conduct establishes policies and procedures that the Board believes promote the highest standards of integrity, compliance with the law and personal accountability. The Code of Conduct is posted on our website at www.mgmresorts.com/corporategovernance under the caption “Code of Business Conduct and Ethics and Conflict of Interest Policy.” A summary of amendments and waivers to the Code of Conduct, if any, is also posted at the same website location under the general heading “Summary of Amendments and Waivers to Code of Business Conduct and Ethics and Conflict of Interest Policy.” The Code of Conduct is made available to all of our employees in various formats. It is specifically provided to new directors, officers and key employees and is covered annually with all of our directors, officers and key employees, each of whom is required to acknowledge his or her understanding of the Code of Conduct and agree to adhere to the principles contained therein. Additionally, we will provide a copy of the Code of Conduct, free of charge, to any stockholder who requests it in writing to: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications.

Director Independence

For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationships with the Company. The Board has established guidelines to assist in determining director independence, which meet and in some respects exceed the independence requirements established by the NYSE’s listing standards. Using these guidelines, which are set forth in Section II of our Corporate Governance Guidelines, and considering information provided by each director and all facts and circumstances the Board deemed relevant, the Board has determined that Mr. Bible, Ms. Gay, Ms. Herman, Mr. Hernandez, Mr. Mandekic, Ms. McKinney-James, Mr. Spierkel and Mr. Taylor, who constitute a majority of the Board, are independent under the rules of the NYSE.

All members of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee must be independent directors as defined in the Corporate Governance Guidelines. For the purposes of determining whether a director who is a member of the Audit Committee is independent, the Board applies additional independence standards, including those of the SEC set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the corporate governance rules of the NYSE applicable to audit committee composition. The Board also applies additional independence standards as set forth in the corporate governance rules of the NYSE for the purposes of determining if a director who is a member of the Compensation Committee is independent. The Board has determined that all members of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee are independent and satisfy the relevant Company, NYSE and SEC additional requirements for the members of such committees.

Director Stock Ownership Guidelines

We recognize the importance of aligning our Board’s interests with those of our shareholders. As a result, the Board has established stock ownership guidelines for all of our directors. Under these guidelines, each director is expected to accumulate, by December 31, 2017 (or, if later, by December 31 of the fifth year following the year becoming a director), Company stock having a fair market value equal to five times such director’s annual base cash retainer from time to time.

4	MGM Resorts International 2016 Proxy Statement

For purposes of these guidelines, shares held in trust or retirement accounts and restricted stock units (“RSUs”)—but not stock appreciation rights (“SARs”) or performance share units (“PSUs”)—count toward the ownership guidelines. Each director is expected to retain 50% of the net after-tax shares received upon vesting and exercise of equity incentive awards granted after April 2012 until the guidelines are satisfied. In 2012, we adopted a deferred compensation plan for non-employee directors pursuant to which directors may elect to accumulate RSUs earned as equity compensation on a tax-deferred basis, in which case the pre-tax number of shares count toward the ownership guidelines. All current directors are in compliance with these guidelines or on track to comply with these guidelines within the specified time period. The Board also adopted stock ownership guidelines for executive officers, which are described in “Compensation Discussion and Analysis—Executive Summary”.

Proxy Access

In keeping with our high governance standards, in January 2016, we amended our Amended and Restated Bylaws to implement “proxy access,” a means for the Company’s stockholders to include stockholder-nominated director candidates in the Company’s proxy materials for annual meetings of stockholders. Proxy access was first made available to stockholders for the Company’s 2016 annual meeting of stockholders. A stockholder, or group of not more than 20 stockholders (collectively, an “eligible stockholder”), meeting specified eligibility requirements, are generally permitted to include up to two director nominees or, if greater than two, 20% of the number of directors in office as of the last day a notice for nomination may be timely received in the Company’s proxy materials for annual meetings of its stockholders. In order to be eligible to use the proxy access process, an eligible stockholder must, among other requirements, have owned 3% or more of the Company’s outstanding common stock continuously for at least three years. Additionally, stockholder nominees must be independent and meet specified criteria and stockholders will not be entitled to utilize the proxy access process for an annual meeting of stockholders if the Company receives notice through its advance notice bylaw provision that a stockholder intends to nominate a director at such meeting. Use of the proxy access process to submit stockholder nominees is subject to additional eligibility, procedural and disclosure requirements set forth in Section 12 of the Amended and Restated Bylaws.

Majority Voting

In March 2015, we amended our Amended and Restated Bylaws to provide that each director nominee who receives a “majority of votes cast” (as defined in our bylaws) will be elected. Any current director who does not meet this standard is subject to the Board’s policy regarding resignations by directors who do not receive a majority of votes cast, which is set forth in our Corporate Governance Guidelines. In a contested election, directors are elected by a plurality of votes properly cast.

Information Regarding the Board and Board Committees

During 2015, the Board consisted of 11 directors. In 2015, the Board met 13 times and had four Committees: the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee, and the Corporate Social Responsibility Committee.

During 2015, each member of the Board attended at least 75% of the aggregate of the total number of meetings held by the Board and the total number of meetings held by the committees on which he or she served. Directors are expected to attend each annual meeting of stockholders, and all members of the Board attended last year’s annual meeting.

MGM Resorts International 2016 Proxy Statement	5

The table below provides membership as of April 6, 2016 and 2015 meeting information for the Board Committees.

DIRECTOR	COMMITTEE MEMBERSHIP
	AUDIT	COMPENSATION	NOMINATING/ CORPORATE GOVERNANCE	CORPORATE SOCIAL RESPONSIBILITY
Robert H. Baldwin
William A. Bible	●
Mary Chris Gay	●	●
William W. Grounds				●
Alexis M. Herman			●
Roland Hernandez(LID)				●
Anthony Mandekic		●		●
Rose McKinney-James		●		●
James J. Murren
Gregory M. Spierkel	●	●
Daniel J. Taylor			●
Total Number of Meetings in 2015	12	12	7	6

Committee Chair                        ● Committee Member                        LID Lead Independent Director

Audit Committee

The Audit Committee’s responsibilities are described in a written charter adopted by the Board. The charter is posted on our website at www.mgmresorts.com/corporate governance under the caption “Audit Committee Charter.”

The Audit Committee is responsible for providing independent, objective oversight of our financial reporting system. Among its various activities, the Audit Committee reviews (1) the adequacy of our internal controls and financial reporting process and the reliability of our financial statements; (2) the independence and performance of our internal auditors and independent registered public accounting firm; and (3) our compliance with legal and regulatory requirements.

The Audit Committee also prepares the report that is required to be included in the Proxy Statement. In addition, the Audit Committee appoints the independent registered public accounting firm; reviews with such firm the plan, scope and results of the audit, and the fees for the services performed; and periodically reviews such firm’s performance and independence from management.

The Audit Committee meets regularly with our management, independent registered public accounting firm and internal auditors, and reports its findings to the Board. A member of the Audit Committee is designated to serve as liaison to our Compliance Committee; in 2015, Mr. Bible was the designee.

The Board has determined that all members of the Audit Committee qualify as “financially literate” and that all members qualify as “audit committee financial experts,” as defined in the NYSE’s listing standards and the SEC’s regulations.

Compensation Committee

The Compensation Committee operates under a written charter adopted by the Board. The charter is posted on our website at www.mgmresorts.com/corporategovernance under the caption “Compensation Committee Charter.”

The primary function of the Compensation Committee is to ensure that the compensation program for our executives (i) is effective in attracting and retaining key officers, (ii) links pay to business strategy and performance, and (iii) is administered in a fair and equitable fashion in the stockholders’ interests. Among other things, the Compensation Committee recommends the executive compensation policy to the Board, determines compensation of our executive officers, determines the performance criteria and bonuses to be granted pursuant to our Amended and Restated Annual Performance-Based Incentive Plan for Executive Officers and related Compensation Committee actions (the “Management Incentive Plan”) and administers and approves the granting of share-based awards under our Amended and Restated 2005 Omnibus Incentive Plan (the “Equity Plan”). The Compensation Committee’s authority and oversight extends to total compensation, including base salaries, bonuses, share-based awards, and other forms of compensation. See “Executive Compensation—Compensation Discussion and Analysis” below.

6	MGM Resorts International 2016 Proxy Statement

The Compensation Committee also prepares the annual Compensation Committee report appearing in our Proxy Statement. In addition, the Compensation Committee reviews and discusses with management the proposed Compensation Discussion and Analysis disclosure and determines whether to recommend it to the Board for inclusion in our Proxy Statement.

The Compensation Committee has considered and evaluated risks associated with our compensation programs, including the implementation and management thereof. Additionally, the Compensation Committee has discussed risk management practices with the entire Board, as well as the Audit Committee and certain of our executive officers.

Compensation Committee Interlocks and Insider Participation

During 2015 and as of the date of this Proxy Statement, none of the members of the Compensation Committee was or is an officer or employee of the Company or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K, and no executive officer of the Company served or serves on the compensation committee or board of any company that employed or employs any member of the Company’s Compensation Committee or Board.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee operates under a written charter adopted by the Board. The charter is posted on our website at www.mgmresorts.com/corporategovernance under the caption “Nominating/Corporate Governance Committee Charter.”

The Nominating/Corporate Governance Committee’s responsibilities include the selection of director nominees to be recommended to the Board and the development and review of the Corporate Governance Guidelines. Among other things, the Nominating/Corporate Governance Committee also (i) develops and makes recommendations to the Board for specific criteria for selecting directors, (ii) reviews and makes recommendations to the Board with respect to membership on committees of the Board, other than the Nominating/Corporate Governance Committee, (iii) develops, reassesses and makes recommendations to the Board with respect to succession plans of the Chief Executive Officer and our other key executive officers, (iv) oversees the annual self-evaluations of the Board, and (v) oversees the orientation program for new directors and continuing education for directors.

In determining the criteria for Board membership, the Nominating/Corporate Governance Committee considers the appropriate range of skills, backgrounds and personal characteristics required in light of the then-current makeup of the Board and in the context of the perceived needs of the Company at the time, including, among other things, the following experience and personal attributes: leadership abilities; financial acumen; general and special business experience and expertise; industry knowledge; government experience; other public company directorships; high ethical standards; independence; sound judgment; interpersonal skills; overall effectiveness; and ability to contribute to the diversity of backgrounds represented on the Board.

The Board has not adopted a mandatory retirement age or term limits for its Board members because it recognizes that each individual is different and arbitrary limitations may result in individuals who distinguish themselves in their board service being precluded from serving on the Board. However, the Board recognizes that economic, social and geo-political factors affecting our global business are continually changing and the skills of our Board members need to keep pace. Accordingly, in re-nominating incumbent members to the Board, the Nominating/Corporate Governance Committee takes into account the need to regularly refresh the composition of the Board to ensure the Board has the appropriate complement of expertise and recent experience to address the Company’s current and anticipated circumstances and needs.

The Nominating/Corporate Governance Committee may receive recommendations for Board candidates from various sources, including our stockholders. Pursuant to our proxy access provision set forth in our Amended and Restated Bylaws, eligible stockholders meeting specified eligibility requirements and who provide required information in a timely manner may also nominate individuals for election to be included in our proxy statement for an annual meeting. In addition, the Nominating/Corporate Governance Committee may engage an independent search firm to assist in identifying qualified candidates. The Nominating/Corporate Governance Committee will review all recommended candidates in the same manner regardless of the source of the recommendation. Recommendations from stockholders should be in writing and addressed to: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications, and must include the proposed candidate’s name, address, age and qualifications together with the information required under federal securities laws and regulations. Stockholder nominations must be received in a timely manner and in accordance with our Amended and Restated Bylaws, and must include the recommending stockholder’s name, address, number of shares of Common Stock beneficially owned, and the length of time such shares have been held. See “Notice Concerning Stockholder Proposals and Nominations” below.

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Corporate Social Responsibility Committee

The Corporate Social Responsibility Committee operates under a written charter adopted by the Board. The charter is posted on our website at www.mgmresorts.com/corporate governance under the caption “Corporate Social Responsibility Committee Charter.”

The Corporate Social Responsibility Committee assists the Board in guiding our comprehensive corporate social responsibility initiatives. These initiatives reflect strategic business imperatives and our core belief that we should be a responsible corporate citizen in our policies and business practices, including in the crucial areas of diversity and inclusion, philanthropy and community investment, and environmental sustainability. Fostering equal opportunity, support of the economically disadvantaged, volunteerism, community service and environmental preservation are essential components of our corporate responsibility creed.

The primary goals of our diversity and inclusion initiative include effective integration of diversity strategies into our major business functions and operations and promotion of an inclusive work environment and culture that are compatible with and respectful of the diversity of our employees, customers and business invitees, and that maximize employee engagement in accomplishment of our mission and business objectives. The primary goal of our philanthropy initiative is to provide support—through financial contributions, in-kind donations, volunteer service, participation in local civic organizations and community collaboration—to institutions, organizations and good works that enhance the sustainability of the host communities in which we principally operate. The primary goal of our environmental sustainability initiative—the “Green Advantage”—is to reduce the impacts of our business on our natural environment. The premise of our Green Advantage is that environmentally responsible actions by us benefit our planet now and for the future, and result in more efficient operations, lower costs, and enhanced value.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the roles of Chairman of the Board and Chief Executive Officer may be filled by the same or different individuals, which gives the Board the flexibility to determine whether these roles should be combined or separated based on the Company’s circumstances and needs at any given time. The Board has no formal policy regarding whether to combine or separate the position of Chairman and Chief Executive Officer, but generally believes that such decisions should be made in the context of succession planning. Currently, our Chief Executive Officer, Mr. Murren, also serves as the Chairman of the Board. The Board believes that the Company and its stockholders are best served by having Mr. Murren act in both positions, as he is most familiar with our business and the challenges of the current business environment. Additionally, his experience and expertise make him best suited to set agendas (in consultation with the Lead Independent Director) for, and lead discussions of, strategic matters affecting us at this time. Further, our Corporate Governance Guidelines, policies and practices, combined with the strength of our independent directors and the role of the Lead Independent Director (discussed below), minimize any potential conflicts that may result from combining the roles of Chief Executive Officer and Chairman of the Board.

Mr. Hernandez is our Lead Independent Director. Among other things, the Lead Independent Director is responsible for convening, chairing and setting the agenda for non-management executive sessions, acting as a liaison between directors and management, consulting with the Chief Executive Officer and Chairman of the Board regarding the agenda of Board meetings and, on behalf of and at the discretion of the Board, meeting with stockholders and speaking on behalf of the Board in circumstances where it is appropriate for the Board to have a voice distinct from that of management. The Board has established a process for stockholders and other interested parties to communicate with the Lead Independent Director, which is set forth in “Stockholder and Interested Parties Communications with Directors” below.

The non-management and independent directors meet in regularly scheduled executive sessions without management present and have the opportunity to convene in executive session at every meeting of the Board in their discretion. Executive sessions of the non-management directors are chaired by the Lead Independent Director, who is elected by and serves at the pleasure of the independent members of the Board. The Lead Independent Director is responsible for convening executive sessions and setting the agenda. Upon reasonable notice to the other directors, any non-management or independent director may convene an executive session. In addition to the foregoing executive sessions, the independent directors meet at least once every year in an independent director executive session without management or non-independent, non-management directors present and have the opportunity to convene in such an independent director executive session at any meeting of the Board in their discretion, or at any regularly scheduled independent director executive session, which independent director executive sessions may be convened by either the Lead Independent Director or, upon reasonable notice, any independent director. Executive sessions of the independent directors are chaired by the Lead Independent Director.

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Director Emeritus Designation

The Board has adopted a policy in its Corporate Governance Guidelines for the designation of “Director Emeritus” in exceptional circumstances to recognize contributions of an unusually valuable nature to the Company by a former director. A Director Emeritus, although not typically invited to attend Board meetings, may be invited by the Chairman of the Board to attend certain Board meetings or functions. However, a Director Emeritus is not entitled to attend any Board meeting and may not vote on any business coming before the Board, nor is he or she counted as a member of the Board for the purpose of determining a quorum or for any other purpose. While the Board may determine to compensate a Director Emeritus for his or her advisory and consulting services and a Director Emeritus may be reimbursed for reasonable expenses incurred to attend Board functions to which he or she is invited, a Director Emeritus is not compensated for attendance at such meetings. A Director Emeritus is not a member of the Board or a “director” as that term is used in our Amended and Restated Bylaws, this Proxy Statement or otherwise.

In June 2011, the Board designated Kirk Kerkorian, the founder of the Company, a member of our Board from 1987 to 2011, and an investor in the Las Vegas hotel and casino industry for over 50 years, as Director Emeritus, and he served in that capacity until his passing in June 2015. In June 2012, the Board designated Melvin B. Wolzinger, a member of our Board from 2000 to 2012, a pioneer in the gaming and hospitality industry and a prominent community leader, as Director Emeritus and Goodwill Ambassador. In June 2014, the Board designated Willie D. Davis, a member of our Board from 1989 to 2014, and a renowned business leader who has served on numerous public company boards during his distinguished career, as Director Emeritus.

Director Continuing Education

We are committed to ensuring that our directors remain informed with respect to best practices in corporate governance and engage outside counsel to provide periodic training to our directors on this topic. Each Director is afforded the opportunity to meet with members of our senior management, visit our facilities and consult with independent advisors as necessary or appropriate. Directors are expected to undertake continuing education to properly perform their duties.

Risk Oversight

Our Board has overall responsibility for overseeing the management of the most significant risks facing the Company. As part of its decision-making processes and meetings, our Board engages in regular discussions regarding risk related to the enterprise and management, focusing particularly on the areas of financial risk, regulatory and compliance risk and operational and strategic risk. Our management’s assessment of material risks facing the Company is presented by our officers and our legal counsel to the Board at our regularly scheduled Board meetings for the Board’s discussion and consideration in its oversight of the Company. When necessary, our Board convenes for special meetings to discuss important decisions facing the Company. The Board considers short-term and long-term risks when providing direction to the Company in connection with these important decisions, and risk planning is a central part of the calculus in all of the Board’s decision making.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also share in such responsibility. As part of their delegated areas of responsibility, each of the Board committees reviews and discusses in more detail specific risk topics under its area of responsibility consistent with its charter and such other responsibilities as may be delegated to them by the Board from time to time. In particular, the Audit Committee focuses on significant risk exposures faced by the Company, including general business risk, financial risk, internal controls, regulatory and compliance matters, and material litigation and potential disputes, and assesses the steps and processes management has implemented to monitor, control and/or minimize such exposures. In addition, the Compensation Committee reviews at least annually our compensation policies and practices for executives, management employees and employees generally as they relate to our risk management practices, including the incentives established for risk-taking and the manner in which risks arising out of our compensation policies and practices are monitored and mitigated and any adjustments of compensation policies and practices that should be made to address changes in our risk profile.

The Nominating/Corporate Governance Committee has the responsibility to review our corporate governance practices, including Board composition and succession planning, and regularly assess our preparation to address risks related to these areas as well as the other areas under its responsibility.

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Board Diversity

The Nominating/Corporate Governance Committee considers diversity when assessing the appropriateness of Board membership. Though diversity is not defined in the Corporate Governance Guidelines or in the Nominating/Corporate Governance Committee’s charter, each of which can be found under their respective captions at www.mgmresorts.com/corporate governance, diversity is broadly interpreted by the Board to include viewpoints, background, experience, industry knowledge and geography, as well as more traditional characteristics of diversity, such as race and gender. We believe that our commitment to diversity is demonstrated by the current membership of our Board and the varied backgrounds and skill sets of our directors.

Stockholder Agreements

In August 2007, we entered into a Company Stock Purchase and Support Agreement, as amended in October 2007, with Infinity World Investments LLC, a Nevada limited liability company (“Infinity World”) and an indirect wholly owned subsidiary of Dubai World, a Dubai, United Arab Emirates government decree entity. The agreement provides Infinity World certain director nomination rights contingent upon ownership of at least 5% of our outstanding Common Stock. Infinity World’s current beneficial ownership of our Common Stock is under 5%. Infinity World’s director nomination rights will apply if its ownership were to increase to at least 5% of our outstanding Common Stock in the future. The Board is recommending Mr. Grounds, who prior to 2015 was appointed to the Board pursuant to the agreement, for re-election as a director at its discretion.

The agreement provides that, as long as Infinity World and its affiliates (collectively, the “Infinity World group”) beneficially own at least 5% of our outstanding Common Stock and the joint venture agreement contemplated under the agreement has not been terminated, Infinity World will have the right, subject to applicable regulatory approvals, to designate one nominee for election to our Board. If the Infinity World group beneficially owns at least 12% of our outstanding Common Stock, then Infinity World will have the right to designate a number of nominees for election to our Board equal to the product (rounded down to the nearest whole number) of (1) the percentage of outstanding shares owned by the Infinity World group multiplied by (2) the total number of directors then authorized to serve on our Board.

Stockholder and Interested Parties Communications with Directors

The Board has established a process for stockholders and other interested parties to communicate with members of the Board, the non-management directors as a group and the Lead Independent Director. All such communications should be in writing and should be addressed to the Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications. All inquiries are reviewed by the Corporate Secretary, who forwards to the Board, the non-management directors or the Lead Independent Director, as applicable, a summary of all such correspondence and copies of all communications that the Corporate Secretary determines are appropriate and consistent with our operations and policies. Matters relevant to our other departments are directed to such departments with appropriate follow-up to ensure that appropriate inquiries are responded to in a timely manner. Matters relating to accounting, auditing and/or internal controls are referred to the Chair of the Audit Committee and included in the report to the Board, together with a report of any action taken to address the matter. The Board or the Audit Committee, as the case may be, may direct such further action deemed necessary or appropriate.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our Common Stock, to file reports of ownership and changes of ownership with the SEC. The reporting officers, directors and 10% stockholders are also required to furnish us with copies of all Section 16(a) forms that they file. Based solely upon a review of these filings and written representations from such directors and officers, we believe that all required Section 16(a) reports were timely filed during the fiscal year ended December 31, 2015.

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DIRECTOR COMPENSATION

2015 DIRECTOR COMPENSATION

Board members who are employees of the Company do not receive compensation for their service on the Board. Board members (i) who are nominated to the Board pursuant to a contractual right or agreement, (ii) who are an officer or employee of, or a person who performs responsibilities of a similar nature for, the nominating entity or person, as the case may be, or an affiliate thereof, and (iii) who are determined not to be independent because of conflicting interests between the Company and the nominating entity or person or its affiliates, receive no compensation for their service on the Board. Each director who is not an employee of the Company receives reimbursement of all reasonable expenses incurred in attending meetings of the Board and any committees on which he or she serves.

The following table sets forth information regarding independent director compensation for 2015. Since being re-elected to the Board at the 2015 annual meeting of stockholders, when he became eligible to receive director compensation, Mr. Grounds elected to decline any compensation for serving on our Board, other than M life Express Comps pursuant to the Company’s Facility Use Policy.

NAME	FEES EARNED OR PAID IN CASH	STOCK AWARDS(A)(B)(C)	ALL OTHER COMPENSATION(D)	TOTAL
William A. Bible	$135,000	$150,000(E)	$ 2,000	$287,000
Mary Chris Gay	117,500	150,000	10,000	277,500
William W. Grounds	—	—	10,000	10,000
Alexis M. Herman	125,000	150,000	10,000	285,000
Roland Hernandez	185,000	150,000	4,000	339,000
Anthony Mandekic	110,000	150,000(E)	10,000	270,000
Rose McKinney-James	120,000(E)	150,000(E)	10,000	280,000
Gregory M. Spierkel	110,000	150,000(E)	2,000	262,000
Daniel J. Taylor	125,000(E)	150,000(E)	10,000	285,000

(A)	The amount reflected in the column is the grant date fair value of 2015 awards, computed in accordance with FASB ASC 718. Each non-management director, except Mr. Grounds, received a grant of 7,481 RSUs in May 2015, which vest upon the earlier of (i) May 29, 2016 or (ii) the date of our 2016 annual meeting of stockholders, which is scheduled for June 1, 2016.

(B)	At December 31, 2015, each non-management director held the following stock appreciation rights in aggregate: Mr. Bible, 45,000; Ms. Herman, 5,000; Mr. Hernandez, 60,000; Mr. Mandekic, 60,000; Ms. McKinney-James, 5,000; Mr. Taylor, 60,000.

(C)	At December 31, 2015, each non-management director held the following shares of RSUs, which were granted in 2015 and are not fully vested, and deferred stock units: Mr. Bible, 24,488; Ms. Gay, 7,481; Ms. Herman, 7,481; Mr. Hernandez, 7,481; Mr. Mandekic, 35,825; Ms. McKinney-James, 32,877; Mr. Spierkel, 22,862; Mr. Taylor, 35,825.

(D)	The Board has adopted a Facility Use Policy applicable to independent non-employee directors. The amounts in this column represent the value of M life Express Comps issued to the independent non-management directors under our Facility Use Policy.

(E)	All or a portion of these amounts was deferred pursuant to the Company’s Deferred Compensation Plan for Non-Employee Directors.

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INDEPENDENT DIRECTOR COMPENSATION STRUCTURE

Independent directors receive the following, payable in equal quarterly installments: an annual retainer, an annual fee for service on a Board committee (with a limit of two committees) and, as applicable, an annual fee for service as a Board committee chair, an annual fee for service as Lead Independent Director, an annual fee for service as liaison to the Compliance Committee of the Company, and an annual fee for visiting MGM China in Macau to engage in meetings and dialogue with relevant members of MGM China’s senior management, accounting, and internal audit staff. Independent directors also receive an annual equity incentive award. For 2015, independent director cash compensation was structured as follows:

Annual Retainer	$70,000
Additional Annual Retainer for Lead Independent Director	$60,000
Additional Annual Retainer for Committee Service	$20,000 per committee, not to exceed $40,000 total per director
Additional Annual Retainer for Committee Chairs	$15,000
Additional Annual Retainer for Liaison to Compliance Committee	$10,000
Additional Annual Retainer for Visit to MGM China in Macau	$7,500
Per-Meeting Fees	None

Directors are reimbursed for expenses to attend Board and committee meetings. In 2015, Ms. McKinney-James received an annual retainer of $10,000 for serving on the board of directors of MGM Grand Detroit, LLC.

Each independent director received a grant of 7,481 RSUs in May 2015, as further described in “2015 Director Compensation” above. Currently, the target value of the annual equity award to independent directors on the grant date is $150,000.

INDEPENDENT NON-MANAGEMENT DIRECTOR USE OF COMPANY FACILITIES

We have a Policy Concerning Independent Non-Management Director Use of Company Facilities (the “Facility Use Policy”). To permit independent directors to experience our facilities and to better prepare themselves to provide guidance to us on matters related to product differentiation and resort operations, each year, following the election of the Board at the annual meeting of shareholders, each independent director is offered a certain amount of M life Express Comps to be utilized at our resort facilities. As each independent director may have different schedule constraints resulting in varying frequencies of visits to our facilities, independent directors may request to receive a lesser number of M life Express Comps to suit their anticipated annual visitation. In addition, as a token of appreciation for significant Board service, each independent director who has served on the Board for a minimum of three years will continue to be offered a certain amount of M life Express Comps for an additional three years after they have ceased to serve on the Board, provided (a) the independent director’s departure from the Board was on good terms as determined by the Nominating/Corporate Governance Committee in its discretion (for example, the independent director must not have been removed for cause and there must have been no disagreement in connection with the independent director’s departure from the Board that would be required to be reported by the Company on Form 8-K) and (b) the independent director does not after his or her departure from the Board take any action that adversely impacts the Company or breach any agreement with or duty to the Company, in each case as determined by the Nominating/Corporate Governance Committee in its discretion. To the extent required by applicable law or Internal Revenue Service regulations, the fair value of M life Express Comps awarded to each independent director and former independent director, as such value is established by us from time to time, will be reported as income to the director on Form 1099. Each independent director and former independent director is responsible for paying any applicable income taxes on these amounts based on his or her personal income tax return.

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PRINCIPAL STOCKHOLDERS

The table below shows the number of shares of our common stock beneficially owned as of the close of business on April 6, 2016 by each of our directors and named executive officers, as well as the number of shares beneficially owned by all of our directors and executive officers as a group.

NAME(A)	COMMON SHARES	OPTIONS/SARs/ RSUs EXERCISABLE OR VESTING WITHIN 60 DAYS	TOTAL SHARES BENEFICIALLY OWNED(B)	PERCENT OF CLASS	DEFERRED STOCK UNITS(C)
Robert H. Baldwin	190,061	862,500	1,052,561	*	—
William A. Bible	12,337	47,244	59,581	*	17,007(D)
Daniel J. D’Arrigo	92,873	387,500	480,373	*	—
Mary Chris Gay	9,778	7,481	17,259	*	—
William W. Grounds	1,250	—	1,250	*	—
Alexis M. Herman	12,030	12,481	24,511	*	—
Roland Hernandez	49,344	47,481	96,825	*	—
William J. Hornbuckle, IV	96,307	267,500	363,807	*	—
Anthony Mandekic(E)	91,187,101	40,000	91,227,101	16.1%	28,344(D)
Rose McKinney-James	3,928	5,000	8,928	*	25,396(D)
James J. Murren	974,960(F)	525,000	1,499,960	*	—
Corey I. Sanders	115,339	382,500	497,839	*	—
Gregory M. Spierkel	5,000	—	5,000	*	15,381(D)
Daniel J. Taylor	—	60,000	60,000	*	45,896(D)
All directors and executive officers as a group(17)	92,866,402	2,880,625	95,747,027	16.9%	132,024

*	Less than 1%

(A)	The address for the persons listed in this column is 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

(B)	Deferred stock units are excluded from shares beneficially owned. Except as otherwise indicated, and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(C)	All previously deferred stock units held by Non-Employee Directors, including deferral RSUs as of April 6, 2016. Deferred stock units are payable either in a lump sum or installments, at the director’s election, with the lump sum or first installment payable within 90 days of the first day of the month following the director’s separation from the Board.

(D)	Deferred stock units held in a grantor trust.

(E)	Based upon the Schedule 13D/A filed by Tracinda Corporation with the SEC on June 16, 2015, which stated that upon Kirk Kerkorian’s passing, Mr. Mandekic was named by Mr. Kerkorian’s will as the executor of Mr. Kerkorian’s estate. Mr. Kerkorian was the sole shareholder of Tracinda. In connection with his appointment as the executor, Mr. Mandekic was reported as sharing voting and dispositive power over 91,173,744 shares with Tracinda.

(F)	Includes 175,329 shares held by spousal limited access trusts.

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Based on filings made under Sections 13(d) and 13(g) of the Exchange Act, as of April 6, 2016, the only persons known by us to be the beneficial owners of more than 5% of our common stock (other than Mr. Mandekic, whose beneficial ownership is included in the Principal Stockholders table above) were as follows:

NAME AND ADDRESS	SHARES BENEFICIALLY OWNED(1)	PERCENT OF CLASS
Tracinda Corporation 150 South Rodeo Drive, Suite 250 Beverly Hills, California 90212	91,173,744(2)	16.1%
T. Rowe Price 100 E. Pratt Street Baltimore, Maryland 21202	78,779,146(3)	13.9%
The Growth Fund of America 333 South Hope Street Los Angeles, California 90071	33,685,244(4)	6.0%
Capital Research Global Investors 333 South Hope Street Los Angeles, California 90071	31,832,000(5)	5.6%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	31,278,874(6)	5.5%

(1)	Except as otherwise indicated, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(2)	Based upon a Schedule 13D/A filed by Tracinda Corporation with the SEC on June 16, 2015. Reflects shared voting and dispositive power of 91,173,744 shares with Mr. Mandekic, CEO and President of Tracinda and a director on our Board. Mr. Kerkorian, who passed in June 2015, was the sole shareholder of Tracinda. Mr. Kerkorian’s last will and testament named Mr. Mandekic as executor of Mr. Kerkorian’s estate. In connection with his appointment as the executor, Mr. Mandekic was reported as sharing voting and dispositive power over such shares with Tracinda.

(3)	Based upon a Schedule 13G/A filed by T. Rowe Price Associates, Inc. with the SEC on February 11, 2016. Reflects sole voting power of 28,039,664 shares and sole dispositive power of 78,779,146 shares.

(4)	Based upon a Schedule 13G/A filed by The Growth Fund of America (“GFA”) with the SEC on February 16, 2016. GFA is advised by Capital Research and Management Company (“CRMC”), which manages equity assets for various investment companies through three divisions, Capital Research Global Investors, Capital World Investors, and Capital International Investors. These divisions generally function separately from each other with respect to investment research activities and they make investment decisions and proxy voting decisions for the investment companies on a separate basis.

(5)	Based upon a Schedule 13G filed by Capital Research Global Investors with the SEC on February 16, 2016. Capital Research Global Investors is a division of CRMC. See Note 4.

(6)	Based upon a Schedule 13G filed by The Vanguard Group with the SEC on February 10, 2016. Reflects sole voting power of 446,110 shares and sole dispositive power of 30,793,598 shares.

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TRANSACTIONS WITH RELATED PERSONS

Related person transactions covered by Item 404(a) of Regulation S-K requiring review by the Audit Committee are referred to the Audit Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee decides whether or not to approve such transactions and approves only those transactions that are deemed to be in the best interests of the Company, including consideration of the factors set forth in our written guidelines under our Code of Conduct for the reporting, review and approval of potential conflicts of interest: the size of the transaction or investment, the nature of the investment or transaction, the nature of the relationship between the third party and the Company, the nature of the relationship between the third party and the director or employee, the net worth of the employee or director, and any other factors the Committee deems appropriate. If the Company becomes aware of an existing transaction with a related person that has not been approved under the foregoing procedures, then the matter is referred to the Audit Committee. The Audit Committee then evaluates all options available, including ratification, revision or termination of such transaction.

For 2015, we have no related person transactions to report.

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PROPOSALS REQUIRING YOUR VOTE

Proposal No. 1 Election of Directors

At the Annual Meeting, our stockholders are being asked to elect directors, each of whom will serve until the next annual meeting of stockholders or until his or her respective successor has been elected and qualified, or until his or her earlier resignation or removal. All of the Company’s nominees on the Proxy Card were elected as directors at the last annual meeting of stockholders. If any of the following nominees should be unavailable to serve as director, which contingency is not presently anticipated, it is the intention of the persons designated as proxies to select and cast their votes for the election of such other person or persons as the Board may designate.

The Board recommends a vote FOR the election of each of the nominees to the Board.

INFORMATION CONCERNING THE BOARD’S NOMINEES

The Board seeks nominees who have substantial professional accomplishments and who are leaders in the companies or institutions with which they are affiliated. Nominees should be persons who are capable of applying independent judgment and undertaking analytical inquiries and who exhibit high integrity, practical wisdom and mature judgment. The Nominating/Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that will best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment, based on diverse experiences. The Nominating/Corporate Governance Committee, together with the Board, reviews on an annual basis the composition of the Board to determine whether the Board includes the right mix and balance of skill sets, financial acumen, general and special business experience and expertise, industry knowledge, diversity, leadership abilities, high ethical standards, independence, sound judgment, interpersonal skills, overall effectiveness and other desired qualities. Director candidates also must meet the approval of certain state regulatory authorities.

We identify and describe below the key experience, qualifications and skills, in addition to those discussed above, that the directors bring to the Board and that are important in light of our business.

•	Leadership experience. Directors with experience in significant leadership positions demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth. Thus, their service as top leaders at other organizations also benefits us.

•	Finance experience. An understanding of finance and financial reporting is important for our directors, as we measure our operating and strategic performance by reference to financial targets. As such, in addition to our directors who may qualify as audit committee financial experts, we expect all of our directors to be financially knowledgeable.

•	Industry experience. We seek to have directors with experience as executives, as directors or in other leadership positions in the resort and gaming industries in which we participate, particularly given the highly regulated nature of these industries.

•	Government experience. We seek directors with government experience, as our business is subject to extensive government regulation and we are directly affected by governmental actions. We therefore recognize the importance of working constructively with local, state, federal and international governments.

•	Public company directorship experience. We seek directors with experience as directors of other public companies, as we believe these individuals will have been exposed to the various types of financial, governance and operational matters that companies such as ours consider from time to time.

16	MGM Resorts International 2016 Proxy Statement

The following table sets forth, for each nominee, his or her name, age as of the date of the Annual Meeting, principal occupation for at least the past five years and certain other matters. The respective experiences, qualifications and skills the Board considered in determining whether to recommend each director nominated for election are also included in the column to the right.

ROBERT H. BALDWIN (65) Director since: 2000

Principal Occupation/Other Directorships

Chief Customer Development Officer since August 2015. Chief Design and Construction Officer of the Company from August 2007 to August 2015. President of Project CC, LLC, the managing member of CityCenter Holdings, LLC, since March 2005, and President and Chief Executive Officer of Project CC, LLC since August 2007. Previously named Chief Financial Officer of Mirage Resorts, Incorporated in 1999 through 2000. Then served as President and Chief Executive Officer of Mirage Resorts, Incorporated from June 2000 to August 2007. President and Chief Executive Officer of Bellagio, LLC or its predecessor from June 1996 to March 2005.

Director Qualifications

Leadership experience—former Chief Executive Officer of Bellagio, LLC and of Mirage Resorts, Incorporated, and current President and Chief Executive Officer of the CityCenter joint venture managing entity

Finance experience—former Chief Financial Officer of Mirage Resorts, Incorporated

Industry experience—has held Chief Executive Officer and various other leadership positions in entities involved in the gaming and resort industry for many years

WILLIAM A. BIBLE (71) Director since: 2010

Principal Occupation/Other Directorships

President of the Nevada Resort Association from 1999 to March 2010, prior to joining the Company’s Board. Director of the Las Vegas Monorail Company from 2007 to 2008. Chairman of the Nevada State Gaming Control Board from 1988 to 1998. Various positions as a state official overseeing financial matters from 1971 to 1988, including, after 1983, Director of Administration and Chief of the Budget Division (State Budget Director). Member, National Gambling Impact Study Commission from June 1997 to June 1999. Former management trustee of a number of trusts.

Director Qualifications

Leadership experience—former chairman of Nevada gaming regulatory body for 10 years; former President of a gaming and resort industry advocacy group

Finance experience—former state official overseeing financial matters

Industry experience—former President of a gaming and resort industry advocacy group

Government experience—former chairman of Nevada gaming regulatory body for 10 years; various positions within the Nevada state government overseeing financial matters

MGM Resorts International 2016 Proxy Statement	17

MARY CHRIS GAY (48) Director since: 2014

Principal Occupation/Other Directorships

Served as Senior Vice President, portfolio manager and equity analyst focused on research in the gaming and lodging industries at Legg Mason Global Asset Management, an international asset management firm, from 1989 until her planned departure in 2013. Since then, served as consultant and advisor to start-up companies in early stage financings.

Director Qualifications

Leadership experience—former Senior Vice President of one of the largest international asset management firms

Industry experience—served as an equity analyst researching the gaming and lodging industries

Finance experience—served as Senior Vice President of an asset management firm responsible for, among other things, assessing the performance of companies and evaluating their financial statements

WILLIAM W. GROUNDS (60) Director since: 2013

Principal Occupation/Other Directorships

Director, President and Chief Operating Officer of Infinity World Development Corp, a private investment entity which owns half of CityCenter, since November 2009, having joined Infinity World in April 2008. Member of CityCenter Board of Directors since December 2009. Before joining Infinity World, held various senior executive positions in the real estate investment and development industries, including General Manager at Unlisted Funds of Investa Property Group Ltd. from April 2002 to May 2007 and CEO of Property and Finance at MFS Ltd. from June 2007 to March 2008. Board Member of Lend Lease Property Services and Civil & Civic from 1997 to 1998. Board member of Grand Avenue L.A. LLC, a mixed use real estate development joint venture with The Related Companies. Director and member of the Audit Committee, Compensation Committee and Nominating & Governance Committee of Remark Media Inc. (MARK) since October 2013.

Director Qualifications

Leadership experience—President and Chief Operating Officer of Infinity World Development Corp.; senior level executive at multiple real estate and development companies

Industry experience—Officer of investment entity that owns half of CityCenter; senior level executive at multiple real estate and development companies responsible for, among other things, developing mixed use real estate projects

Finance Experience—former Chief Executive Officer of Property and Finance at MFS Ltd., and General Manager at Unlisted Funds of Investa Property Group Ltd., both real estate investment management firms

Public company directorship experience—director and board committee member of a global digital media company

18	MGM Resorts International 2016 Proxy Statement

ALEXIS M. HERMAN (68) Director since: 2002

Principal Occupation/Other Directorships

Chair and Chief Executive Officer of New Ventures LLC, a corporate consulting company, since 2001. Lead Director, Chair of the Governance and Nominating Committee, and member of the Audit Committee, Compensation Committee, and Executive Committee of Cummins Inc. Director and member of the Personnel Committee and Chair of the Corporate Governance Committee of Entergy Corp. Director and member of the Compensation Committee and Public Issues and Diversity Review Committee of The Coca-Cola Company. Serves as Chair of the Diversity & Inclusion Business Advisory Board of Sodexo, Inc. and as Chair of Toyota Motor Corporation’s North American Diversity Advisory Board. United States Secretary of Labor from 1997 to 2001. Member of the Board of Trustees of the National Urban League, a civil rights organization.

Director Qualifications

Leadership experience—Chief Executive Officer of a consulting firm; former United States Secretary of Labor; member of the board of trustees of a civil rights organization

Finance experience—member of the audit committee of a public company that designs, manufactures, sells and services diesel engines and related technology around the world

Government experience—former United States Secretary of Labor

Public company directorship experience—director and member of various board committees of several public companies; member of advisory boards to public companies

ROLAND HERNANDEZ (58) Director since: 2002

Principal Occupation/Other Directorships

Director, officer or partner and owner of minority interests in privately held companies engaged in real estate, investment, media and security services for more than the past five years. Chairman of the Board of Directors of Belmond Ltd. (formerly Orient-Express Hotels Ltd.). Lead Director, Chair of the Nominating & Governance Committee, and member of the Audit Committee of Vail Resorts, Inc. Director of US Bancorp (USB) and chairman of the Audit Committee and member of the Community Reinvestment and Public Policy Committee. Director and member of the Nominating Committee of Sony Corporation from 2008 to June 2013. Director of The Ryland Group, Inc., a real estate/home construction company, from 2001 to April 2012. Director and member of the Finance Committee of Lehman Brothers Holdings Inc. from 2005 to March 2012. Director and Chairman of the Audit Committee of Wal-Mart Stores, Inc. from 1998 to June 2008. Formerly Chairman and Chief Executive Officer of Telemundo Group, Inc.

Director Qualifications

Leadership experience—former Chairman and Chief Executive Officer of a Spanish-language television broadcast network; chairman of a hotel and adventure travel company

Finance experience—audit committee member of a large bank and audit committee member of a mountain resort company; formerly chairman of the audit committee of an international retail company and former member of the audit committee and finance committee of a real estate/home construction company

Industry experience—director of a mountain resort company; chairman of a hotel and adventure travel company

Public company directorship experience—director and board committee member of several public companies in the recreation, finance and real estate industries

MGM Resorts International 2016 Proxy Statement	19

ANTHONY MANDEKIC (74) Director since: 2006

Principal Occupation/Other Directorships

Chairman since September 2015 and Chief Executive Officer and President since June 2012 of Tracinda, a privately held investment firm. Secretary and Treasurer of Tracinda since 1976. Director of Delta Petroleum Corporation from May 2009 to February 2012. Previously established and supervised the operation of the Cal-Neva Lodge and served as President, Vice President and Director of the Stars Desert Inn, which operated the former Desert Inn resort, from 1991 to 1993.

Director Qualifications

Finance experience—over 30 years of experience as Treasurer of Tracinda

Industry experience—former President, Vice President and Director of the Stars Desert Inn

Public company directorship experience—former director and board committee of a public oil and gas company

Leadership experience—chief executive officer of Tracinda

ROSE MCKINNEY-JAMES (64) Director since: 2005

Principal Occupation/Other Directorships

Managing Principal of Energy Works Consulting LLC and McKinney James & Associates, providing consulting services regarding public affairs in the areas of energy, education, and environmental policy, in each case for more than the past five years. Director of Marketing and External Affairs of Nevada State Bank Public Finance since 2007. Member of the Audit Committee and chair of the CRA Committee of Toyota Financial Savings Bank. Former Director and Chair of the Board Governance and Nominating Committee and member of the Finance Committee of Employers Holdings, Inc. from 2005 to June 2013. Serves on the board of directors of MGM Grand Detroit, LLC. Chairman of the Board of Directors of Nevada Partners and a former director of The Energy Foundation. Formerly the President and Chief Executive Officer of the Corporation for Solar Technologies and Renewable Resources for five years. Former Commissioner with the Nevada Public Service Commission and former Director of the Nevada Department of Business and Industry.

Director Qualifications

Leadership experience—former President and CEO of a not-for-profit corporation focused on solar and renewable energy technologies; former leader of two Nevada state government agencies

Finance experience—finance committee member of a company that provides workers’ compensation insurance and services to small businesses; member of audit committee of Toyota Financial Savings Bank

Industry experience—former director of Mandalay Resort Group prior to its acquisition by the Company

Government experience—former leader of two Nevada state government agencies

Public company directorship experience—former director and board committee member of a company that provides workers’ compensation insurance and services to small businesses

20	MGM Resorts International 2016 Proxy Statement

JAMES J. MURREN (54) Director since: 1998

Principal Occupation/Other Directorships

Chairman and Chief Executive Officer of the Company since December 2008. President from December 1999 to December 2012. Chief Operating Officer from August 2007 through December 2008. Prior to that, Chief Financial Officer from January 1998 to August 2007 and Treasurer from November 2001 to August 2007. Chairman of the American Gaming Association. Director of the Nevada Cancer Institute from 2002 to 2012. Director of Delta Petroleum Corporation from February 2008 to November 2011. Prior to joining the Company, worked in the financial industry for over 10 years, serving as Managing Director and Co-Director of Research for Deutsche Morgan Grenfell and Director of Research and Managing Director for Deutsche Bank. Serves on the Board of Trustees at the Brookings Institute.

Director Qualifications

Leadership experience—Chairman and Chief Executive Officer of the Company; has held key executive positions with the Company for over 10 years; co-founder, former director and board committee member of a non-profit organization providing cancer research and care

Finance experience—former Chief Financial Officer and Treasurer of the Company; served as Managing Director and Co-Director of Research for Deutsche Morgan Grenfell and Director of Research and Managing Director for Deutsche Bank

Industry experience—involved in the Las Vegas hotel and casino industry for over 10 years; director of a gaming and resort industry advocacy group

Public company directorship experience—former director and board committee member of a public oil and gas company

GREGORY M. SPIERKEL (59) Director since: 2013

Principal Occupation/Other Directorships

Joined Ingram Micro Inc., a worldwide distributor of technology products, in 1997 as Senior Vice President and President of Ingram Micro Asia Pacific, before being named Executive Vice-President and President of Ingram Micro Europe and later President of Ingram Micro Inc. in 2004. Then served as Chief Executive Officer and Director of Ingram Micro Inc. from 2005 until his departure in 2012. Since then, consultant and advisor to private equity firms investing in the IT sector. Director, Chair of the Compensation Committee, and member of the Audit Committee of PACCAR Inc., a truck manufacturer and technology company, since 2008. Director of Schneider Electric SE since October 2014 and member of the Governance Committee and Strategy Committee. Member of the Advisory Board at The Merage School of Business at the University of California, Irvine.

Director Qualifications

Leadership experience—former Chief Executive Officer of a public worldwide distributor of technology products

Finance experience—serves on the audit committee of a truck manufacturer and technology company; as CEO of the world’s largest technology distribution company, oversaw the financial results and reporting of a public company for seven years

Public company directorship experience—former director of a public worldwide distributor of technology products, current director of a truck manufacturer and technology company, and current director of a global energy company

MGM Resorts International 2016 Proxy Statement	21

DANIEL J. TAYLOR (59) Director since: 2007

Principal Occupation/Other Directorships

Employed as an executive of Tracinda since 2007. Non-Executive Chairman of the Board of Directors of Light Efficient Design, a division of TADD LLC since July 2014, a manufacturer and distributor of LED lighting products, primarily for the retrofit market. President of Metro-Goldwyn-Mayer Inc. (“MGM Studios”) from April 2005 to January 2006 and Senior Executive Vice President and Chief Financial Officer of MGM Studios from June 1998 to April 2005. Vice President – Taxes at MGM/UA Communications Co., the predecessor company of MGM Studios, from 1985 to 1991. Tax Manager specializing in the entertainment and gaming practice at Arthur Andersen & Co. from 1978 to 1985. Director of Inforte Corp. from October 2005 to 2007. Chairman of the Board of Directors of Delta Petroleum Corporation from May 2009 to August 2012 (and a director from February 2008 to August 2012), and a former member of the Audit Committee and Nominating and Corporate Governance Committee of such company.

Director Qualifications

Leadership experience—Chairman of the Board of a manufacturer and distributor of LED lighting products; former President of a motion picture, television, home video, and theatrical production and distribution company

Finance experience—former Chief Financial Officer of a motion picture, television, home video, and theatrical production and distribution company; former Vice President – Taxes of a motion picture, television, home video, and theatrical production and distribution company; former tax manager at a public accounting firm

Industry experience—former Tax Manager specializing in the entertainment and gaming practice at Arthur Andersen & Co.

Public company directorship experience—former director and board committee member of a public oil and gas company; former director of a management consulting company

THE BOARD UNANIMOUSLY RECOMMENDS YOU VOTE

“FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE BASED UPON THEIR

RESPECTIVE EXPERIENCES, QUALIFICATIONS AND SKILLS IDENTIFIED ABOVE.

22	MGM Resorts International 2016 Proxy Statement

Proposal No. 2 Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2016. For 2015, Deloitte & Touche LLP audited and rendered opinions on our financial statements and internal control over financial reporting.

A representative of Deloitte & Touche LLP will be present at the stockholders’ meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

We are asking our shareholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our shareholders for ratification because we value our shareholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection, it will be considered a recommendation to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The Board recommends a vote “FOR” the ratification of the appointment of

Deloitte & Touche LLP as our independent registered public accounting firm.

Audit and Non-Audit Fees

The following table sets forth fees paid to our auditors, Deloitte & Touche LLP, in 2015 and 2014 for audit and non-audit services. All of the services described below were approved in accordance with our pre-approval policy, which is described in the next section.

	2015	2014
Audit fees(A)	$6,933,000	$5,022,000
Audit-related fees(B)	342,000	105,000
Tax fees	201,000	497,000
All other fees	0	324,000
Total	$7,476,000	$5,948,000

(A)	Audit fees for 2015 exclude $911,000 related to a standalone audit and quarterly reviews of Circus Circus Reno, for which the Company was reimbursed by the purchaser of Circus Circus Reno.
(B)	Audit-related fees for 2015 and 2014 exclude $66,250 and $62,500, respectively, related to the audit of the Company’s 401(k) benefit plan, which are paid directly by the plan.

The category “Audit fees” includes fees for our annual audit and quarterly reviews of our consolidated financial statements and of certain subsidiaries, the attestation reports on our internal control over financial reporting and statutory audits required by gaming regulators, assistance with SEC filings, review of cash awards under our incentive compensation plan, due diligence in connection with acquisitions and internal control reviews not associated with the attestation reports on our internal control over financial reporting. The category “Audit-related fees” includes fees related to debt and equity offerings. The category “Tax fees” includes tax consultation, tax planning fees and tax compliance services. The category “All other fees” consist of permitted services other than those that meet the criteria above.

Pre-Approval Policies and Procedures

Our Audit Committee has a policy related to pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm. Pursuant to this policy, the Audit Committee must pre-approve all services provided by the independent registered public accounting firm. Pre-approvals for classes of services are granted at the start of each fiscal year and are applicable for such year. As provided under the Sarbanes-Oxley Act of 2002 and the SEC’s rules, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee to address certain requests for pre-approval in between regularly scheduled meetings of the Audit Committee, and such pre-approval decisions are reported to the Audit Committee at its next regular meeting. The policy is designed to help ensure that there is no delegation by the Audit Committee of authority or responsibility for pre-approval decisions to management.

MGM Resorts International 2016 Proxy Statement	23

Audit Committee Report

The Audit Committee reviewed and discussed the audited financial statements with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, and management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The discussions with Deloitte & Touche LLP included the matters required to be discussed under applicable Public Company Accounting Oversight Board (“PCAOB”) standards. The Audit Committee also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence.

The Audit Committee also: (i) reviewed and discussed with management, the Company’s internal auditors and Deloitte & Touche LLP the Company’s internal control over financial reporting; and (ii) reviewed and discussed with management and Deloitte & Touche LLP their respective assessment of the effectiveness of the Company’s internal control over financial reporting.

Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraphs, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2015 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

ROLAND HERNANDEZ, Chair

WILLIAM A. BIBLE

MARY CHRIS GAY

GREGORY M. SPIERKEL

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

24	MGM Resorts International 2016 Proxy Statement

Proposal No. 3 Advisory Vote to Approve Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and narrative disclosure (also referred to as “say-on-pay”).

Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement, which begins on the next page, for a more detailed discussion of how our compensation programs reflect our overarching compensation philosophy and core principles. We are asking our stockholders to indicate their support for our Named Executive Officer compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers. Accordingly, we will ask our stockholders to vote “FOR” adoption of the following resolution:

“RESOLVED, that the stockholders of MGM Resorts International approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and narrative disclosure.”

Although the advisory vote is not binding on the Compensation Committee or the Board, the Compensation Committee and the Board will review the results of the vote and consider them in future determinations concerning our executive compensation program. Unless and until the Board determines otherwise, the next advisory vote to approve executive compensation will occur at the 2017 Annual Meeting of Stockholders.

The Board recommends a vote “FOR” adoption of this proposal.

MGM Resorts International 2016 Proxy Statement	25

Proposal No. 4 Re-Approval of the Performance Goals under the Second Amended and Restated Annual Performance-Based Incentive Plan for Executive Officers

The Second Amended and Restated Annual Performance-Based Incentive Plan for Executive Officers (previously defined in this Proxy Statement as the “Management Incentive Plan”) is an annual bonus plan designed to provide certain executive officers and other designated employees with incentive compensation based upon the achievement of pre-established performance goals. The Management Incentive Plan was last approved by stockholders on June 14, 2011.

In order to allow for certain incentive awards granted under the Management Incentive Plan to continue to qualify as tax-deductible performance-based compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), we are asking stockholders to re-approve the material terms of the performance goals under the Management Incentive Plan. Stockholders are not being asked to approve any amendment to the Management Incentive Plan or to approve the Management Incentive Plan itself in this proposal but are only asked to re-approve the material terms of the performance goals for compliance with Section 162(m).

Generally, Section 162(m) places a limit on the deductibility for federal income tax purposes of the compensation paid to the Company’s Chief Executive Officer and the Company’s three most highly compensated executive officers (other than the Company’s Chief Financial Officer). Under Section 162(m), compensation paid to such persons in excess of $1 million in a taxable year is not generally deductible. However, compensation that qualifies as “performance-based” under Section 162(m) does not count against the $1 million limitation. One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s stockholders. In addition, Section 162(m) provides that if the Company retains the authority to change the targets under a performance goal, then the Company must disclose the material terms of the performance goals to stockholders for re-approval every five years. For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goals are based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goals. Each of these aspects is discussed below.

The Board of Directors believes that it is in the best interests of the Company and its stockholders to enable the Company to implement in the Management Incentive Plan compensation arrangements that qualify as tax-deductible performance-based compensation.

The following is a summary of the principal features of the Management Incentive Plan, as amended and restated. This summary is qualified in its entirety by reference to the complete text of the Management Incentive Plan, which is attached to this Proxy Statement as Appendix A.

Description of the Management Incentive Plan

Purpose.  The purpose of the Management Incentive Plan is to provide an incentive for superior performance and to motivate participating officers toward the highest levels of achievement and business results, to tie their goals and interests to those of the Company and its stockholders, and to enable the Company to attract and retain highly qualified executive officers. Awards granted under the Management Incentive Plan are generally designed in a manner intended to qualify as performance-based compensation under Section 162(m).

Eligibility.  Participation in the Management Incentive Plan is limited to those executive officers of the Company who are (a) officers among the Named Executives in the Company’s annual proxy statements, and (b) employees of the Company who may become a “covered employee” within the meaning of Section 162(m) and such other employees, in each case, as determined by the Compensation Committee in its discretion. Each year, the Compensation Committee will designate in writing which executive officers and employees shall participate in the Management Incentive Plan. As of the date hereof, five employees were eligible to participate in the Management Incentive Plan.

Administration.  The Management Incentive Plan currently is administered by the Compensation Committee of the Board of Directors of the Company. All members of the Compensation Committee must be persons who qualify as “outside directors” under the Internal Revenue Code. The Compensation Committee has full power and authority to administer and interpret the provisions of the Management Incentive Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Management Incentive Plan and for the conduct of its business as the Compensation Committee deems necessary or advisable. Additionally, the Compensation Committee has certain power to delegate the authority to administer and interpret the procedural aspects of the Management Incentive Plan.

26	MGM Resorts International 2016 Proxy Statement

Performance Period.  Generally, the performance period under the Management Incentive Plan coincides with the Company’s fiscal year beginning on January 1 and ending on December 31. However, the Compensation Committee may designate different performance periods under the Management Incentive Plan, which need not be identical for all participants.

Performance Goals.  Generally, within the first 90 days of each performance period, the Compensation Committee will establish in writing, with respect to such performance period, one or more performance goals, a specific target objective or objectives with respect to such performance goals, and an objective formula or method for computing the amount of bonus compensation awardable to each participant if the performance goals are attained. Performance goals are based upon one or more of the following business criteria for the Company as a whole or any of its subsidiaries or operating units: stock price; market share; gross revenue; pretax operating income; cash flow; earnings before interest, taxes, depreciation and amortization; earnings per share; return on equity; return on invested capital or assets; return on revenues; cost reductions and savings; productivity; equity capital raised; or consummation of debt and equity offerings. The foregoing performance goals shall have any reasonable definitions that the Compensation Committee may specify and may be compared to the performance of a group of comparable companies, or a published or special index, that the Compensation Committee, in its discretion, deems appropriate. Measurements against the performance goals shall be objectively determinable and, to the extent they are expressed in standard accounting terms, shall be determined according to generally accepted accounting principles as in existence on the date on which the performance goals are established. The Compensation Committee may adjust the performance goals in the event of the following occurrences: (a) non-recurring events, including divestitures, reorganizations and spin-offs; (b) mergers and acquisitions; and (c) financing transactions.

Maximum Award.  The maximum bonus that any participant may be awarded for performance during any one calendar year is $8 million.

Certification of Awards.  Generally, as soon as practicable after the end of each performance period, the Compensation Committee shall certify in writing to what extent the performance goals have been achieved for such performance period and shall calculate the amount of each participant’s bonus for such performance period based upon the performance goals, objectives, and computation formulae that were set for such performance period. The Compensation Committee may not increase the amount of any participant’s bonus as so determined, but may reduce or totally eliminate any participant’s bonus if it determines, in its sole and absolute discretion, that such a reduction or elimination is appropriate with respect to the participant’s performance or any other factors material to the goals, purposes, and administration of the Management Incentive Plan.

Payment of Awards.  Approved bonus awards are generally payable in cash or stock between January 1st and March 15th of the year following the year to which the bonus awards relate, subject to the Compensation Committee’s certification in writing that the relevant performance goals were achieved. Awards that are otherwise payable to a participant who is not employed by the Company as of the last day of a performance period may be prorated or eliminated pursuant to rules established by the Compensation Committee in accordance with the Management Incentive Plan.

Non-Transferability of Awards.  Except as may be otherwise required by law, bonus awards under the Management Incentive Plan may not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary.

Amendment and Termination.  The Board of Directors may amend or terminate the Management Incentive Plan in whole or in part at any time. Any amendment required to conform the Management Incentive Plan to the requirements of the Internal Revenue Code may be made by the Compensation Committee unless otherwise prohibited by law. No amendment may be made to the class of individuals who are eligible to participate in the Management Incentive Plan or the performance criteria without stockholder approval unless stockholder approval is not required in order for bonuses paid to participants to constitute qualified performance-based compensation under the Internal Revenue Code.

Clawback. All bonus awards are subject to the Company’s clawback policies, as may be amended from time to time.

Plan Benefits.  The bonus awards paid to our Named Executives for fiscal 2015 under the Management Incentive Plan are listed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Awards under the Management Incentive Plan are determined based on future performance and are subject to negative adjustments by the Compensation Committee in its discretion, and, therefore, future actual awards cannot be determined.

Certain Tax Consequences.  If the Management Incentive Plan payments satisfy the exception to the deductibility cap of Section 162(m) and otherwise satisfy the requirements of deductibility under federal income tax law, the Company will receive a deduction for the amount constituting ordinary income to the participants. The rules and regulations promulgated under Section 162(m) are complicated, however, and subject to change from time to time, sometimes with retroactive

MGM Resorts International 2016 Proxy Statement	27

effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid under the Management Incentive Plan will be deductible under all circumstances.

Equity Compensation Plan Information

The following table includes information about our equity compensation plans at December 31, 2015:

	SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	WEIGHTED AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	SECURITIES AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS
	(IN THOUSANDS, EXCEPT PER SHARE DATA)
Equity compensation plans approved by security holders(1)	18,410	$14.82	21,795
Equity compensation plans not approved by security holders	—	—	—

(1)	As of December 31, 2015, we had 1.6 million restricted stock units and 2.6 million performance share units outstanding that do not have an exercise price; therefore, the weighted average per share exercise price only relates to outstanding stock appreciation rights. The amount included in the securities outstanding above for performance share units assumes that each target price is achieved.

The Board recommends a vote “FOR” adoption of this proposal.

28	MGM Resorts International 2016 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis reports on compensation policies applicable to our “Named Executive Officers”, which are generally defined pursuant to SEC rules as our Chief Executive Officer, Chief Financial Officer and our other three most highly compensated executive officers at the end of the preceding fiscal year. In 2015, our Named Executive Officers were the following individuals, to whom we sometimes refer as our “NEOs”:

NAME	TITLE
James J. Murren	Chairman of the Board and Chief Executive Officer
Daniel J. D’Arrigo	Executive Vice President, Chief Financial Officer and Treasurer
Robert H. Baldwin	Chief Customer Development Officer
William J. Hornbuckle, IV	President
Corey I. Sanders	Chief Operating Officer

Executive Summary

Consistent with its focus on linking pay with performance, the Compensation Committee set a challenging Adjusted EBITDA target for the annual bonuses payable to the Company’s NEOs under the Company’s Management Incentive Plan, considering the economic conditions in each of the markets in which we operate. 2015 Adjusted EBITDA exceeded the target, and accordingly the NEOs earned 111.3% of their target bonuses (as described in more detail below).

CEO and Other NEO Compensation

For 2015, as in prior years, any portion of the annual cash bonus earned by our NEOs that was in excess of 100% of their base pay was paid in the form of performance share units (“PSUs”), the payment and value of which depend on future performance of the Company’s stock (the “Bonus PSU Policy”). Adoption of the Bonus PSU Policy increases the correlation between executive compensation and long-term Company performance since the ultimate value realized from bonus PSUs depends on the Company’s stock price at the end of a three-year performance period. The bonus PSUs are subject to forfeiture unless a minimum stock price target after a three-year performance period is met. In order to enhance alignment between the NEOs and the Company’s long-term performance, bonus PSUs are earned and paid out only as a result of two separate performance metrics. First, the number of bonus PSUs awarded is dependent on the Company’s Adjusted EBITDA, relative to the Adjusted EBITDA target, and, second, the number of shares of common stock ultimately received in respect of the bonus PSUs depends on the achievement of a stock price target after a three-year performance period. Prior to the establishment of the Bonus PSU Policy, which first applied to bonuses awarded for fiscal year 2013, annual cash bonuses were based only on the Company’s Adjusted EBITDA and paid entirely in cash.

In addition to the annual award of PSUs and RSUs, in October 2015, the Compensation Committee granted each of the NEOs Profit Growth Plan PSUs pursuant to the Company’s Profit Growth Share Incentive Plan (which was adopted in October 2015) in connection with the establishment of the Company’s Profit Growth Plan, a Company-wide initiative that began in 2015. This initiative is designed to create sustained growth and margin enhancement for the Company, through efforts by our employees to focus on improving our business processes to optimize scale for greater efficiency and lower costs throughout our business. In order to align the interests of our employees with the goals of the Profit Growth Plan, the Company adopted a cash incentive plan for lower level employees and a share incentive plan for more senior employees, with payout under both plans tied to results of the Profit Growth Plan, as described below. Compared to other PSUs granted under the Equity Plan, Profit Growth Plan PSUs include additional service and performance conditions tied to the results of the Profit Growth Plan which must be achieved for the awards to vest. The performance condition is achieved if the aggregate value of Adjusted EBITDA benefit to the Company achieved through the initiatives in the Profit Growth Plan is at least $300 million, calculated as an annual run rate based on actual results achieved as of December 31, 2016 and normalized to account for events other than the Profit Growth Plan that affect the Company’s Adjusted EBITDA. The Profit Growth Plan PSUs are subject to forfeiture if the recipient is no longer employed by the Company or an affiliate or subsidiary as of December 31, 2016 for any reason and are subject to forfeiture unless a minimum stock price target after a three-year performance period is met. In order to enhance alignment between the NEOs and the Company’s long-term performance, Profit Growth Plan PSUs are earned and paid out only as the result of two separate performance metrics. First, the Company’s Profit Growth Plan performance objective must be achieved as of December 31, 2016 or else the

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Profit Growth Plan PSUs are forfeited, and, second, the number of shares of common stock ultimately received in respect of the Profit Growth Plan PSUs depends on the achievement of a stock price target after a three-year performance period.

Mr. Murren and the other NEOs currently receive the majority of their compensation in the form of equity awards and an annual bonus payable only if performance goals established by the Compensation Committee are satisfied. The following charts illustrate for Mr. Murren and the other NEOs the components of 2015 target direct compensation, i.e., base salary, target bonus and the grant date value of long-term equity incentive awards. These charts illustrate the impact of the performance-based bonus structure, which provides that bonuses in excess of 100% of base pay are payable in bonus PSUs. As shown, approximately 83.6% of the CEO’s target direct compensation and 76.2% of the target direct compensation of the other NEOs is composed of compensation the value of which depends on the achievement of performance goals or the Company’s stock price. In addition, as illustrated by the chart below, the majority of the CEO’s compensation for 2015 (67.3%) was in the form of long-term incentives (“LTIs”).

Target Total Direct Compensation (CEO)

Target Total Direct Compensation (Other NEOs)

We believe that our shareholders support our compensation practices. Our 2015 proposal to approve, on an advisory basis, the compensation of our NEOs (i.e., the “say-on-pay” proposal) was approved by approximately 97% of the votes cast.

In March 2016, the Chairman of the Compensation Committee discussed the results of the 2015 say-on-pay vote and executive compensation matters generally with five of our institutional shareholders, which totaled approximately 41% of our shareholder base. Based on feedback from these meetings, and the results of the 2015 say-on-pay vote, we believe that our institutional shareholders are generally satisfied with our current executive compensation program and policies. We therefore did not make any changes to our compensation program and policies as a result of the say-on-pay vote.

Continuation of Existing Compensation Policies

As part of the Compensation Committee’s continuing review, the Committee currently intends to retain several existing policies that continue to represent best practices in the judgment of the Committee based on advice from its independent compensation consultant:

•	PSUs. For the 2015 annual equity incentive grant to executive officers in October 2015, approximately 75% of the award value was delivered in the form of PSUs with payout contingent on achieving price targets. Grants to executive officers cliff vest in the target amount of the PSU awards at the end of three years only if our stock price appreciates 25% over the three-year period following the grant date. See “Elements of Compensation—Long-Term Equity Incentives” below for a further description of PSUs. In October 2015, the Compensation Committee also approved an additional grant of PSUs contingent upon the success of the Company’s Profit Growth Plan in order to further incentivize executives. The Compensation Committee currently intends that future awards will also deliver the majority of value in performance-based compensation, either through PSUs or other forms of performance-based equity.

•

Executive officer stock ownership guidelines.  We recognize the importance of aligning our management’s interests with those of our shareholders. As a result, the Board, at the recommendation of the Compensation Committee, has established stock ownership guidelines for all of our executive officers, including our NEOs, effective April 18, 2012.

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Under these guidelines, our NEOs are expected to accumulate Company stock having a fair market value equal to the multiples of their applicable base salaries as shown in the table below.

POSITION	MULTIPLE OF BASE SALARY
CEO	5x
Other Executive Officers (including NEOs other than CEO)	2x

For purposes of these guidelines, shares held in trust or retirement accounts and restricted stock units (RSUs)—but not PSUs or SARs—count toward the ownership guidelines. Each executive officer is required to retain 50% of the net after-tax shares received upon vesting and exercise of equity incentive awards granted after the effective date of the guidelines until the guidelines are satisfied. The Board also adopted stock ownership guidelines for directors, which are described in “Corporate Governance—Director Stock Ownership Guidelines”.

•	No single trigger arrangements. The Compensation Committee has determined not to enter into any further agreements with executive officers that contain single trigger change of control benefits. As of December 31, 2015 no executive officer is entitled to single trigger change of control benefits (Our CEO and other NEO employment contracts condition change-of-control benefits (including equity award benefits) on termination without cause or a voluntary termination with “good reason” following a change in control (“double trigger”)).

•	Uniform severance and change of control policy. We maintain a generally uniform policy with regard to severance payable to NEOs and other senior management. See “Executive Compensation—Uniform Severance and Change of Control Policies”.

•	Clawback policy. Annual incentive bonuses paid to our NEOs are subject to being clawed back (i.e., repaid to the Company) if (1) there is a restatement of our financial statements for a fiscal year as to which a bonus was paid within three years following such fiscal year, other than a restatement due to changes in accounting principles or applicable law or a restatement due to any required change in previously reported results solely as a result of a change in the form of the Company’s ownership interest in any subsidiary, affiliate or joint venture, and (2) the Compensation Committee determines that a participant received an excess bonus for the applicable fiscal year. An excess bonus generally equals the difference between the bonus paid to the participant and the payment that would have been made based on the restated financial results.

•	Discretionary reduction of annual bonus. The Compensation Committee retains the right to reduce or eliminate any executive’s award under our Management Incentive Plan in its sole and absolute discretion if it determines that such a reduction or elimination is appropriate with respect to the executive’s performance or any other factors material to the plan.

•	No golden parachute tax gross ups. In the event that there is a change in control that triggers golden parachute excise taxes under Section 280G of the Internal Revenue Code, we are not obligated to provide tax gross up protection to any of our executive officers.

•	Prohibition on short sales, derivatives trading and pledging and hedging of Company securities. Our insider trading policy provides that certain employees (including our NEOs and other executive officers) and our directors may not enter into short sales of our securities or buy or sell exchange-traded options on our securities. Further, since December 2014, our insider trading policy prohibits pledging or hedging of our securities by NEOs, executive officers and directors.

Executive Compensation Process

Roles in Establishing NEO Compensation

The Compensation Committee is responsible for establishing, implementing and reviewing the compensation program for our executive officers, including our NEOs. In doing so, the Compensation Committee obtains recommendations from management with respect to the elements of NEO compensation, performance results, legal and regulatory guidance, and market and industry data that may be relevant in determining compensation. In addition, the Compensation Committee consults with our CEO regarding our performance goals, and our CEO periodically meets with the Chair of the Compensation Committee and our Lead Independent Director to discuss our CEO’s performance and that of other executive officers.

The Compensation Committee, among other things, determines compensation of our executive officers, determines the performance criteria and incentive awards to be granted pursuant to our Management Incentive Plan and administers and

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approves the granting of equity-based awards under our Equity Plan. The Compensation Committee’s authority and oversight extends to total compensation, including base salaries, bonuses, non-equity incentive awards, equity-based awards and other forms of compensation.

Our NEOs generally do not participate in determining the amount and type of compensation they are paid other than (i) in connection with negotiating their respective employment agreements; (ii) with respect to participation by our CEO in connection with determining the performance criteria under our Management Incentive Plan; and (iii) with respect to participation by our NEOs in recommending annual equity awards. Instead, the Compensation Committee’s assessment of the individual performance of our NEOs is based primarily on the Compensation Committee’s independent observation and judgment of the responsibilities, duties, performance and leadership skills of our NEOs as well as the Company’s overall performance.

Outside Consultants

The Compensation Committee periodically engages outside consultants on various compensation-related matters. The Compensation Committee has the authority to engage the services of independent legal counsel and consultants to assist the Committee in analyzing and reviewing compensation policies, elements of compensation, and the aggregate compensation to NEOs.

In 2015, the Compensation Committee received advice from Frederic W. Cook & Co., Inc. (“FW Cook”), an independent compensation consultant, with respect to executive compensation related matters. FW Cook exclusively provides services to the Compensation Committee and does not provide any services to the Company other than on behalf of the Compensation Committee. The Compensation Committee has reviewed an assessment of any potential conflicts of interest raised by FW Cook’s work for the Compensation Committee and the independence of FW Cook and its consultants from management of the Company. The assessment considered the following six factors: (i) the provision of other services to the Company by FW Cook; (ii) the amount of fees received from the Company by FW Cook, as a percentage of FW Cook’s total revenue; (iii) the policies and procedures of FW Cook that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the FW Cook consultant with a member of the Compensation Committee; (v) any company stock owned by the FW Cook consultants; and (vi) any business or personal relationship of the FW Cook consultant or FW Cook with any of the Company’s executive officers. The Compensation Committee concluded that there are no such conflicts of interest that would prevent FW Cook from serving as an independent consultant to the Committee.

In 2015, the Compensation Committee also engaged Deloitte & Touche LLP to perform certain agreed-upon procedures in connection with the Compensation Committee’s review of the achievement of the financial goals set pursuant to the Management Incentive Plan and the corresponding non-equity incentive awards payable to our NEOs under such plan. Deloitte & Touche LLP did not provide advice to the Compensation Committee regarding the amount or form of executive officer compensation.

Assessing Compensation Competitiveness

In order to assess whether the compensation awarded to our NEOs is fair and reasonable, the Compensation Committee periodically gathers and reviews data regarding the compensation practices and policies of other public companies of comparable size in the gaming, hospitality and restaurant industries. The peer group compensation data is reviewed by the Compensation Committee to determine whether the compensation opportunity provided to our NEOs is generally competitive with that provided to the executive officers of our peer group companies, and the Compensation Committee makes adjustments to compensation levels where appropriate based on this information. The peer group is used as a reference point by the Compensation Committee in its compensation decisions with respect to NEOs, but the Compensation Committee does not generally benchmark NEO compensation to any specific level with respect to peer group data.

The relevant information for members of the peer group is gathered from publicly available proxy statement data, and generally reflects only the compensation paid by these companies in years prior to their disclosure. When reviewing the compensation of the executive officers of the peer group, the Compensation Committee compares the market overlap, results of operations, and market capitalization of the peer group with ours. In addition, the Compensation Committee also reviews the total compensation, as well as the amount and type of each element of such compensation, of the executive officers of the peer group with duties and responsibilities comparable to those of our NEOs.

The current peer group selected by the Compensation Committee (the “Peer Group”) for review of compensation data is composed of gaming, hospitality and restaurant companies that we consider competitors with us for business and/or executive management talent. In 2015, the Compensation Committee determined to continue to use the same companies that were in the 2014 Peer Group and, in addition, added three new companies (Chipotle Mexican Grill, Hilton Worldwide

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Holdings and Norwegian Cruise Line Holdings) that met the Compensation Committee’s selection criteria. The selection criteria are to (1) include gaming industry peers with annual revenue greater than $2.5 billion and (2) include companies in the hotels, restaurants and leisure industries with annual revenues and enterprise value in a .33x to 3.33x range of the Company. As set forth in the following table, we are near the 73rd percentile as compared to the Peer Group with respect to revenues, the median on employee headcount and the median with respect to market capitalization as of December 31, 2015. This data is generally based on SEC filings reflecting results through December 31, 2015 (employee data is from the most recent annual report).

Trailing Four Quarter Revenue ($ Millions)		Total Employees (as of last 10-K)		Market Capitalization ($ Millions)
				as of 12/31/15		12-Month Average
Starbucks	$19,733	YUM! Brands	505,000	Starbucks	$89,133	Starbucks	$80,346
Carnival	$15,714	Starwood Hotels & Resorts	188,000	Carnival	$42,088	Las Vegas Sands	$39,928
Marriott Intl.	$14,486	Hilton Worldwide*	164,000	Las Vegas Sands	$34,893	Carnival	$38,033
YUM! Brands	$13,105	Starbucks	157,000	YUM! Brands	$31,502	YUM! Brands	$34,668
Las Vegas Sands	$11,688	Darden Restaurants	148,892	Royal Caribbean	$22,266	Hilton Worldwide*	$25,789
Hilton Worldwide*	$11,272	Marriott Intl.	127,500	Hilton Worldwide*	$21,131	Marriott Intl.	$20,134
MGM Resorts Intl.	$9,190	Carnival	94,600	Marriott Intl.	$17,218	Chipotle*	$20,057
Royal Caribbean	$8,299	Royal Caribbean	65,950	Chipotle*	$14,965	Royal Caribbean	$18,698
Darden Restaurants	$6,764	MGM Resorts Intl.	65,400	Norwegian Cruise Lines*	$13,350	Starwood Hotels & Resorts	$13,168
Starwood Hotels & Resorts	$5,763	Chipotle*	59,330	MGM Resorts Intl.	$12,802	Norwegian Cruise Lines*	$12,630
Wyndham Worldwide	$5,536	Las Vegas Sands	46,500	Starwood Hotels & Resorts	$11,687	MGM Resorts Intl.	$11,316
Caesars Entertainment	$4,654	Hyatt Hotels	45,000	Wyndham Worldwide	$8,435	Wynn Resorts	$9,812
Chipotle*	$4,501	Wyndham Worldwide	37,700	Darden Restaurants	$8,155	Wyndham Worldwide	$9,704
Norwegian Cruise Lines*	$4,345	Caesars Entertainment	33,000	Wynn Resorts	$7,028	Darden Restaurants	$8,295
Hyatt Hotels	$4,328	Norwegian Cruise Lines*	26,500	Hyatt Hotels	$6,528	Hyatt Hotels	$7,803
Wynn Resorts	$4,076	Wynn Resorts	20,800	Boyd Gaming	$2,207	Boyd Gaming	$1,771
Penn National Gaming	$2,838	Boyd Gaming	18,243	Penn National Gaming	$1,282	Penn National Gaming	$1,340
Boyd Gaming	$2,199	Penn National Gaming	18,204	Caesars Entertainment	$1,143	Caesars Entertainment	$1,231
75th Percentile	$12,397		152,946		$26,884		$30,229
Median	$5,763		59,330		$13,350		$13,168
25th Percentile	$4,337		29,750		$6,778		$8,049
MGM Resorts Intl.	63P		55P		48P		42P

Source: Standard & Poor’s Capital IQ.

* = Added to the compensation peer group in 2015.

Objectives of Our Compensation Program

The Compensation Committee’s primary objectives in setting total compensation and the elements of compensation for our NEOs are to:

•	attract talented and experienced NEOs and retain their services on a long-term basis;

•	motivate our NEOs to achieve our annual and long-term operating and strategic goals;

•	align the interests of our NEOs with the interests of the Company and those of our stockholders; and

•	encourage our NEOs to balance the management of long-term risks and long-term performance with yearly performance.

Elements of Compensation

In structuring our NEO compensation program, the Compensation Committee considers how each component motivates performance and promotes retention and sound long-term decision-making. The Compensation Committee also considers the requirements of our strategic plan and the needs of our business.

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Our NEO compensation program consists of the following components, which are designed to achieve the following objectives.

COMPENSATION ELEMENT	OBJECTIVE
Annual base salary	Attract and retain executives by fairly compensating them for performing the fundamental requirements of their positions.
Annual incentive bonus

Motivate executives to achieve specific annual financial and/or operational goals and objectives whose achievements are critical for near- and long-term success; reward executives directly in relationship to the degree those goals are achieved in a given year; and attract executives with an interest in linking their compensation rewards, including greater upside bonus potential, directly to higher corporate performance.

Long-term incentives

Align executives’ long-term interests with stockholders’ interests and drive decisions and achieve goals that will help us to remain competitive and thrive in the competitive global gaming industry; attract executives with an interest in creating long-term stockholder value; reward executives for building and sustaining stockholder value; and retain executives both through growth in their equity value and the vesting provisions of our stock awards.

Deferred compensation opportunities	Promote retention and provide individual tax planning flexibility by providing opportunities to postpone receipt of compensation until the end of covered employment.
Severance and change of control benefits; employment agreements	Attract, retain and provide reasonable security to executives; encourage executives to make sound decisions in the interest of our long-term performance, regardless of personal employment risk.
Perquisites	Provide a competitive level of perquisites, which in many cases may be provided at little or no cost to us as an owner and operator of full-service resorts.

Annual Base Salary and Employment Agreements

We have entered into employment agreements with each of our NEOs which determine their annual base salaries as described in the table below. Our NEO employment agreements do not provide for automatic salary increases after 2014. No salary increases were provided to any of our NEOs in 2015.

NEO	2014 BASE SALARY	2015 BASE SALARY	CHANGE YE 2014 TO YE 2015	FUTURE INCREASES PROVIDED BY EMPLOYMENT AGREEMENT	EMPLOYMENT AGREEMENT TERM EXPIRATION
Mr. Murren	$2,000,000	$2,000,000	No change	None	Dec. 31, 2016

Mr. D’Arrigo	$850,000 until Sept. 2014	$875,000	No change	None	May 3, 2019
	$875,000 after Sept. 2014
Mr. Baldwin	$1,650,000	$1,650,000	No change	None	Dec. 12, 2018
Mr. Hornbuckle	$1,250,000	$1,250,000	No change	None	Feb. 28, 2017
Mr. Sanders	$1,100,000	$1,100,000	No change	None	Feb. 28, 2017

Annual Incentive Bonus

Fiscal Year 2015

Our NEOs are eligible for annual incentive bonuses under our Management Incentive Plan. As in previous years, each NEO’s target bonus was established as a percentage of base pay. Depending on Company performance, an executive may earn from 0% to 175% of his target bonus. The target bonus amounts are set forth in the table below.

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For 2015, the Compensation Committee concluded that Adjusted EBITDA (as adjusted to include, for MGM China Holdings EBITDA, an amount equal to MGM China Holdings’ target Adjusted EBITDA multiplied by the Company’s percentage equity ownership in MGM China Holdings for the performance period) is a critical measure of Company performance and that annual bonuses should be based on the degree to which the Company achieved its Adjusted EBITDA target. For 2015, the Compensation Committee established the Adjusted EBITDA target at $1,846,315,000 (the “Adjusted EBITDA Target”). The Compensation Committee considered the Adjusted EBITDA Target to be rigorous, reflecting material year-over-year growth. At the time of adoption of the Adjusted EBITDA Target, the Compensation Committee further approved certain adjustments that were to be taken into account in computing Adjusted EBITDA. These adjustments are intended to ensure that Adjusted EBITDA is computed in a way that best takes into account the Company’s performance during the year. The approved adjustments are listed below.

In order for any award to be earned under the Management Incentive Plan in 2015, 80% of the Adjusted EBITDA Target must have been achieved. In the event that 80% of the Adjusted EBITDA Target was achieved, our NEOs would have been eligible to receive 50% of their target award. Between 80% and 100% achievement, the factor increased on a linear basis to 100% of target. From 100% to 115% of the Adjusted EBITDA Target, the achievement factor increased on a linear basis to 175%.

In 2015, Adjusted EBITDA as calculated for this purpose was $1,888,208,000, representing 102.3% of the Adjusted EBITDA Target. This resulted in each NEO receiving 111.3% of his target award.

The following table sets forth the target percentages for each NEO and the actual bonus that was payable based upon the 111.3% factor described above as a result of the 102.3% achievement of the Adjusted EBITDA Target.

NEO	APPLICABLE BASE SALARY	2015 TARGET BONUS (% OF BASE SALARY)	2015 TARGET BONUS	2015 ACTUAL BONUS	ACTUAL BONUS AS % OF TARGET
Mr. Murren	$2,000,000	200%	$4,000,000	$4,453,801	111.3%
Mr. D’Arrigo	$ 875,000	150%	$1,312,500	$1,461,404	111.3%
Mr. Baldwin	$1,650,000	150%	$2,475,000	$2,755,790	111.3%
Mr. Hornbuckle	$1,250,000	150%	$1,875,000	$2,087,719	111.3%
Mr. Sanders	$1,100,000	150%	$1,650,000	$1,837,193	111.3%

For 2015, the following exclusions were approved to corporate consolidated Adjusted EBITDA: gains or losses from the sale of operating properties, joint venture or partnership interests or land; Adjusted EBITDA attributable to operations of assets for the period prior to their disposal or classification as discontinued operations; any write-down or write-up of the value of any portion of real estate or other capital assets or investments not disposed of; gains or losses on insurance proceeds related to asset claims; gains or losses arising out of acquisitions, sales or dispositions, or exchanges of our debt securities; any Harmon-related demolition costs; any success fees paid by us or our affiliates to third parties in connection with development activities, whether in the form of cash or carried interests in development ventures; gains or losses attributable to any consolidation of a joint venture or partnership in our financial statements; Adjusted EBITDA attributable to any entity acquired by us during 2015; gains or losses related to settlement of the Perini litigation; and gains or losses related to New Jersey property tax credits or refunds relating to periods prior to 2015.

The Compensation Committee may reduce or eliminate any participant’s award if it determines, in its sole and absolute discretion, that such a reduction or elimination is appropriate with respect to the participant’s performance or any other factors material to the goals, purposes, and administration of the Management Incentive Plan, including certain specified criteria that will be evaluated by the Compensation Committee in addition to an overall review of performance. In December 2015, the Compensation Committee determined that it would not reduce or eliminate any of the participants’ awards for fiscal year 2015.

Fiscal Year 2016

For 2016, the Compensation Committee determined that Adjusted EBITDA continues to be a critical metric in measuring Company performance. For 2016, the Adjusted EBITDA and Adjusted EBITDA target shall be adjusted to include, for MGM China Holdings Adjusted EBITDA and CityCenter Adjusted EBITDA, an amount equal to MGM China Holdings’ and CityCenter’s target Adjusted EBITDA multiplied by the Company’s percentage equity ownership in MGM China Holdings and CityCenter for the performance period (or relevant portion thereof to the extent such percentage changes during the year), respectively. For 2016, the following exclusions were approved to corporate consolidated Adjusted EBITDA: gains or losses from the sale of operating properties; joint venture or partnership interests or land; Adjusted EBITDA attributable to

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operations of assets for the period prior to their disposal or classification as discontinued operations; any write-down, accelerated depreciation or write-up of the value of any portion of real estate or other capital assets or investments not disposed of; gains or losses on insurance proceeds related to asset claims; gains or losses arising out of acquisitions, sales or dispositions (including, without limitation, any termination fee, breakup fee or other similar payment made in connection with any potential acquisition, sale or disposition), or exchanges of our debt securities; any success fees paid by us or our affiliates to third parties in connection with development activities, whether in the form of cash or carried interests in development ventures; gains or losses attributable to any consolidation of a joint venture or partnership in our financial statements; and Adjusted EBITDA attributable to any entity acquired by us during 2016; gains or losses related to New Jersey property tax credits or refunds relating to periods prior to 2016; fees and expenses incurred in connection with MGM Growth Properties initial public offering and related transactions; and exit fees and other fees and expenses incurred in connection with the Company’s potential exit from the NV Energy grid. An appropriate Adjusted EBITDA Target for 2016 has also been selected. The 2016 target Adjusted EBITDA that was decided upon under the Management Incentive Plan is the same target Adjusted EBITDA set by management and approved by the Board in the budgeting process for 2016, and was adopted by the Compensation Committee within the first 90 days of 2016. In this regard, the Compensation Committee considered the Adjusted EBITDA projected by management for 2016 in relation to the prior year’s performance, general economic conditions, the competitiveness of our executive compensation within the industry, and the anticipated value of the services to be provided by the participants.

Long-Term Equity Incentives

The Compensation Committee determined that PSUs and RSUs would be granted to our NEOs in October 2015.

The core PSU concept is that, while an executive is awarded a target number of shares to be paid at the end of a three-year cliff vesting period, (1) the actual number of shares earned depends on the performance of our stock price over the vesting period and (2) the target number of shares can only be earned if stock price appreciation is 25%.

Specifically, in order for the target number of shares to be paid (the “Target Shares”), the ending average stock price must equal the “Target Price,” which is defined as 125% of the beginning average stock price. No shares are issued unless the ending average stock price is at least 75% of the beginning average stock price, and the maximum payout is 160% of the Target Shares. Provided the ending average stock price is at least 60% of the Target Price, then the amount of Target Shares is multiplied by the Stock Performance Multiplier. The “Stock Performance Multiplier” equals the ending average stock price divided by the Target Price. For this purpose, the beginning and ending prices are based on the average closing price of our common stock over the 60-calendar day periods ending on the award date and third anniversary of the award date. In the case of a change in control, the ending stock price is based on the stock price as of the change in control.

By way of example, if the ending average stock price were only 90% of the Target Price, then only 90% of the Target Shares would be paid and, if the ending average stock price were 120% of the Target Price, then 120% of the Target Shares would be paid.

While PSUs provide some value even when the stock price declines (so long as the ending average stock price is 75% or more of the beginning average stock price), their design strongly magnifies the benefit of an increased stock price and the detriment of a decreased price. For example, a 25% share price decline over the three-year vesting period results in a participant receiving a final award worth only 36% of the award that would be delivered if the targeted stock price had been achieved (60% of the Target Shares would be delivered with each share having a value of only 60% of the Target Price).

In making grants of PSUs and RSUs to the NEOs in October 2015, the Compensation Committee allocated approximately 75% in value of the awards to PSUs based on fair value at grant date. The Compensation Committee determined the size of their award through a process that evaluated their overall role in and contributions to the Company and other relevant factors, including competitive data.

In determining the size of the awards, the Compensation Committee does not take into account the value realized by a NEO during a fiscal year from equity awards granted during a prior year, believing that value realized by a NEO from any such equity award relates to services provided during the year of the grant or period of vesting. The Compensation Committee does not time the issuance or grant of any equity-based awards with the release of material, non-public information, nor do we time the release of material non-public information for the purpose of affecting the value of equity awards.

The Compensation Committee continues to believe that RSUs should comprise a portion of the executive’s long-term incentives as they meaningfully support retention. Each RSU entitles the holder to receive one share of our stock at vesting, assuming that the applicable performance target (described below) is satisfied. While the value of the RSUs fluctuates with Company performance (as reflected in the price of the Company stock), the RSUs retain some value even in situations where no PSUs are payable due to insufficient price performance, which structure encourages recipients to balance our short-term performance with the management of our long-term risks and long-term performance.

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All RSUs granted to our NEOs in 2015 are subject to achievement of a performance target. This makes the awards eligible to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, so payments are not subject to the deduction limits that would otherwise apply under Section 162(m). In order for any such RSUs to be eligible to vest, our Adjusted EBITDA for the six-month period ending on June 30, 2016 must be at least 50% of the Adjusted EBITDA Target for such six-month period as determined for purposes of the Management Incentive Plan.

The Compensation Committee awarded equity-based compensation to our NEOs in 2015 as follows:

NEO	AWARD TYPE	GRANT DATE	UNITS(1)	GRANT DATE FAIR VALUE OF AWARDS
Mr. Murren	RSU	10/5/2015	64,655	$1,312,497
	PSU	10/5/2015	222,132	3,937,503
	Profit Growth Plan PSU	10/5/2015	56,414	999,992
Mr. D’Arrigo	RSU	10/5/2015	14,963	$ 303,749
	PSU	10/5/2015	51,408	911,256
	Profit Growth Plan PSU	10/5/2015	14,104	250,007
Mr. Baldwin	RSU	10/5/2015	19,704	$ 399,991
	PSU	10/5/2015	67,697	1,199,994
	Profit Growth Plan PSU	10/5/2015	28,207	499,996
Mr. Hornbuckle	RSU	10/5/2015	24,631	$ 500,009
	PSU	10/5/2015	84,622	1,500,006
	Profit Growth Plan PSU	10/5/2015	14,104	250,007
Mr. Sanders	RSU	10/5/2015	24,631	$ 500,009
	PSU	10/5/2015	84,622	1,500,006
	Profit Growth Plan PSU	10/5/2015	28,207	499,996

(1)	Vesting is subject to satisfaction of performance criteria, as described above.

Deferred Compensation Opportunities

Under our Nonqualified Deferred Compensation Plan (the “DCP”), our NEOs may elect to defer up to 50% of their base salary or 75% of the cash portion of their bonus on a pre-tax basis and accumulate tax-deferred earnings on their accounts. All of our NEOs are eligible to participate in the DCP, but no deferrals were made by any such individuals under the DCP in 2015. See “Compensation Tables—Nonqualified Deferred Compensation”. We believe that providing our NEOs with this deferral option is a cost-effective way to permit executives to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for us also is deferred. The plan allows NEOs to allocate their account balances among different measurement options which are used as benchmarks for calculating amounts that are credited or debited to their account balances (for tax reasons, no ownership interest in the underlying funds is acquired). Our NEOs are also eligible to participate in our retirement savings plan under Section 401(k) of the Internal Revenue Code.

Severance and Change of Control Benefits

We believe that severance protections, including in the context of a change of control transaction, are important in attracting and retaining key executive officers. In addition, we believe they help ensure leadership continuity and sound decisions in the interest of our long-term success, particularly at times of major business transactions. We have agreed to provide our NEOs with severance benefits in the event that their employment is terminated (1) by us for other than good cause, (2) by them for good cause, (3) by us as a result of their death or disability. Other than for equity awards that are not assumed as part of a change of control, no benefits are payable solely as a result of a change of control (i.e., in general, there are no single trigger benefits), and the Compensation Committee has determined not to enter into any future agreements with executive officers that contain single trigger change of control benefits. The only situation in which change in control benefits are potentially payable absent an executive’s termination is the case of equity awards in the event they are not assumed as part of the change of control. See “Executive Compensation—Estimated Benefits upon Termination”.

The Compensation Committee believes the services of our NEOs are extremely marketable, and that in retaining their services it is therefore necessary to provide assurances to our NEOs that we will not terminate their employment without

MGM Resorts International 2016 Proxy Statement	37

cause unless we provide a certain level of severance benefits. When determining the level of the severance benefits to be offered, the Compensation Committee also considers competitive market practices and the period of time it would normally require an executive officer to find comparable employment. Details of the specific severance benefits available under various termination scenarios for our NEOs as of December 31, 2015 are discussed below in “Executive Compensation—Estimated Benefits upon Termination”.

Perquisites and Other Benefits

We pay premiums and other expenses for group life insurance, short-term disability insurance, long-term disability insurance, and business travel insurance on behalf of our NEOs. As an owner and operator of full-service resorts, we are able from time to time to provide perquisites relating to hotel and related services, including security and in-town transportation, to our NEOs at little or no additional cost to us. We currently provide our NEOs with access to the fitness facilities located in the hotel where they are officed. In addition, for our convenience and the convenience of our NEOs, we provide complimentary meals for business purposes at our restaurants.

The Compensation Committee has approved limited tax gross ups for executive officers in two situations where it is economically advantageous to us or needed to make employees whole as a result of where we choose to do business. Through December 31, 2015, the Compensation Committee had approved tax gross up payments relating to executive health plan coverage, reflecting the facts that such coverage was previously insured (so that there was no additional tax cost to the executive officers) and our decision to convert our medical plans to self-funding. This conversion imposed an additional tax cost on executives (which we reimburse), but still resulted in lower overall costs to us. This tax gross-up was $34,556 in the aggregate for all NEOs in 2015.

Under certain circumstances, executive officers are required by us to perform services in states other than their states of employment. As a result, such officers may incur incremental income tax obligations to such other states. To the extent there is no tax credit available in the applicable state of employment (for example, in Nevada), we provide a gross-up of the incremental state income tax obligations resulting from our requiring such executives to work in states other than the state where their services are normally rendered. This puts the executives in the same economic position as though they had worked in their normal places of business. For 2015 there was no tax gross-up for any NEO.

Pursuant to his employment agreement, Mr. Murren is entitled to request the personal use of aircraft, but he must generally reimburse us for costs associated with such use to the extent the value of such use (as computed under SEC rules) exceeds $250,000. In 2015, such costs did not exceed $250,000. In addition, based on an independent threat assessment study provided to us by an outside firm, Mr. Murren is provided personal security services. The majority of the costs of these services consist of security personnel. Based on this study, we view the provision of security services to Mr. Murren as recommended by such study as a necessary and appropriate business expense. The costs of the services provided to Mr. Murren for security purposes falls within a competitive range based on cost of such services for the chief executive officers of the three other major Las Vegas based gaming/resort companies (Las Vegas Sands, Wynn Resorts, and Caesars Entertainment). The amounts for Mr. Murren are shown below in the Summary Compensation Table.

Other Compensation Matters

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), disallows a tax deduction to public companies for compensation over $1 million paid to such company’s chief executive officer and its three other highest paid executive officers other than its chief financial officer. Qualifying performance-based compensation is not subject to the $1 million deduction limitation if certain requirements are met. The Compensation Committee has determined that a substantial portion of the potential compensation payable to NEOs on an annual basis should be based on the achievement of performance-based targets or otherwise qualify as deductible under Section 162(m) of the Internal Revenue Code. Awards to these individuals under our Management Incentive Plan, awards outside of the Management Incentive Plan that are settled in bonus PSUs and annual grants of equity-based compensation they receive under our Equity Plan are intended to satisfy the requirements for qualifying performance-based compensation under Section 162(m) so that compensation paid pursuant to these awards and grants will be tax deductible. However, interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the control of the Compensation Committee can affect deductibility of compensation, and there can be no assurance that compensation paid to our executive officers who are covered by Section 162(m) will be deductible. In addition, the Compensation Committee reserves the right to use its judgment to authorize payment of compensation that may not be deductible when the Compensation Committee believes that such payments are appropriate and in the best interests of the Company, taking into consideration changing business conditions, the performance of its employees, and other relevant factors.

38	MGM Resorts International 2016 Proxy Statement

Compensation Risk Assessment

As part of its oversight, the Compensation Committee considers the impact of our executive compensation program, and the incentives created by the compensation awards that it administers, on our risk profile. We believe that our pay philosophy provides an effective balance in cash and equity mix, short- and longer-term performance periods, financial and non-financial performance, and allows for the Compensation Committee’s exercise of discretion. Further, policies to mitigate compensation-related risk include vesting periods on long-term incentives, stock ownership guidelines, insider-trading prohibitions, and independent Compensation Committee oversight. Based upon this review, both for our executive officers and all other employees, the Compensation Committee has concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the “Compensation Discussion and Analysis” included in this Proxy Statement with management. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

DANIEL J. TAYLOR, Chair

MARY CHRIS GAY

ANTHONY MANDEKIC

ROSE MCKINNEY-JAMES

GREGORY M. SPIERKEL

The foregoing report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

MGM Resorts International 2016 Proxy Statement	39

COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the compensation of the NEOs for the years ended December 31, 2015, 2014 and 2013.

NAME AND TITLE	YEAR	SALARY(A)	STOCK AWARDS(B)	NON-EQUITY INCENTIVE PLAN COMPENSATION(C)	ALL OTHER COMPENSATION(D)	TOTAL
James J. Murren Chairman of the Board and Chief Executive Officer	2015	$2,000,000	$6,249,992	$4,453,801	$568,147	$13,271,940
	2014	2,000,000	3,499,993	4,081,536	601,630	10,183,159
	2013	2,000,000	3,465,994	4,961,689	563,743	10,991,426
Daniel J. D’Arrigo Executive Vice President, Chief Financial Officer and Treasurer	2015	$ 875,000	$1,465,012	$1,461,404	$ 40,616	$ 3,842,032
	2014	857,514	899,999	1,300,989	76,254	3,134,756
	2013	834,890	891,258	1,535,022	41,329	3,302,499
Robert H. Baldwin Chief Customer Development Officer	2015	$1,650,000	$2,099,981	$2,755,790	$ 56,961	$ 6,562,732
	2014	1,650,000	1,100,018	2,736,585	49,913	5,536,516
	2013	1,650,000	1,089,292	3,132,638	57,619	5,929,549
William J. Hornbuckle, IV President	2015	$1,250,000	$2,250,022	$2,087,719	$ 25,867	$ 5,613,608
	2014	1,250,000	1,400,005	1,913,220	60,455	4,623,680
	2013	1,228,462	1,237,859	2,325,792	44,521	4,836,634
Corey I. Sanders Chief Operating Officer	2015	$1,100,000	$2,500,011	$1,837,193	$ 11,224	$ 5,448,428
	2014	1,100,000	1,250,000	1,683,633	12,041	4,045,674
	2013	1,069,605	1,089,292	2,046,697	11,862	4,217,456

(A)	See “Compensation Discussion and Analysis—Annual Base Salary and Employment Agreements”.

(B)	For 2015, consists of RSUs, PSUs and Profit Growth Plan PSUs. For the RSU awards to vest ratably over four years, our pre-tax income for the six months ending June 30, 2016 must be at least 50% of the Adjusted EBITDA Target as determined in the budget adopted by the Board for such period, excluding certain predetermined items. There are no thresholds or maximums (or equivalent items). The RSUs will be cancelled if such performance criterion is not met. At the grant date, we believed that it was probable that the performance criteria would be met and that each individual will remain employed through the date the grant would become fully vested by its terms, and accordingly, the full value of awards granted has been included in accordance with FASB ASC 718. Each PSU represents the right to receive between 0 and 1.6 shares of common stock depending upon the performance of the common stock from the grant date to the date that is three years after the grant date (the “Vesting Date”), relative to a target price (the “Target Price”). The Target Price is equal to 125% of the average closing price of our common stock over the 60-calendar-day period ending on the grant date. If the ending average stock price is less than 60% of the Target Price (the “Minimum Price”), then no shares will be issued on the Vesting Date. If the ending average stock price is equal to or greater than 160% of the Target Price (the “Maximum Price”), then 1.6 shares will be issued on the Vesting Date per PSU. If the ending average stock price is between the Minimum Price and the Maximum Price, then a number of shares will be issued on the Vesting Date per PSU equal to the ending average stock price divided by the Target Price. For this purpose, the ending average stock price is the average closing price of our common stock over the 60-calendar-day period ending on the Vesting Date. The grant date fair value for PSUs was computed in accordance with FASB ASC 718. These awards were valued using a Monte Carlo simulation model with assumptions as described in Note 13 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on February 29, 2016. Assuming the highest performance condition would be achieved, the grant date fair values of the PSU awards are $6.3 million, $1.5 million, $1.9 million, $2.4 million and $2.4 million for Mr. Murren, Mr. D’Arrigo, Mr. Baldwin, Mr. Hornbuckle and Mr. Sanders, respectively. Each Profit Growth Plan PSU has the same terms as other PSUs with the exception of additional service and performance conditions tied to the results of the Profit Growth Plan which must be achieved for the awards to vest. Assuming the highest performance condition would be achieved, the grant date fair values of the Profit Growth Plan PSU awards are $1.6 million, $0.4 million, $0.8 million, $0.4 million, and $0.8 million for Mr. Murren, Mr. D’Arrigo, Mr. Baldwin, Mr. Hornbuckle and Mr. Sanders, respectively. See “Compensation Discussion and Analysis—Long-Term Equity Incentives”.

(C)	Consists of compensation under the Management Incentive Plan, including bonus PSUs as described in “Compensation Discussion and Analysis—CEO and Other NEO Compensation”.

40	MGM Resorts International 2016 Proxy Statement

(D)	All other compensation for 2015 consists of the following:

Name	Personal Use of Company Aircraft(1)	401(k) Match	Insurance Premiums and Benefits(2)	Other Perquisites(3)	Total Other Compensation
Mr. Murren	$159,456	$1,000	$43,151	$364,540	$568,147
Mr. D’Arrigo	1,362	1,000	38,254	—	40,616
Mr. Baldwin	—	1,000	55,961	—	56,961
Mr. Hornbuckle	3,441	1,000	21,426	—	25,867
Mr. Sanders	1,369	1,000	8,855	—	11,224

(1)	The amounts in this column represent the value of personal use of our aircraft, which was determined based on the aggregate incremental cost to us. Aggregate incremental cost was calculated based on average variable operating cost per flight hour multiplied by personal flight hours attributable to each NEO, less any amounts reimbursed by such NEO. The average variable operating cost per hour was calculated based on aggregate variable costs for each year, including fuel, engine reserves, trip-related repair and maintenance costs, travel expenses for flight crew, landing costs, related catering and miscellaneous handling charges, divided by the aggregate hours flown. Fixed costs, such as flight crew salaries, wages and other employment costs, training, certain maintenance and inspections, depreciation, hangar rent, utilities, insurance and taxes are not included in aggregate incremental cost since these expenses are incurred by us irrespective of personal use of aircraft. If an aircraft flies without passengers before picking up or dropping off a passenger flying for personal reasons, then such “deadhead” segment is included in aggregate incremental costs.

(2)	The amounts in this column represent premiums and other expenses for group life insurance, short term disability insurance, long term disability insurance, business travel insurance, and health plan coverage, including gross-ups of associated taxes on health plan coverage (the gross-up amounts were $8,781, $10,204, $12,948, $2,261 and $362 for Mr. Murren, Mr. D’Arrigo, Mr. Baldwin, Mr. Hornbuckle and Mr. Sanders, respectively). See “Compensation Discussion and Analysis” for our Compensation Committee’s policy on gross-ups.

(3)	For 2015, Mr. Murren received personal security services valued at $364,540. As was the case in prior years, based on an independent threat assessment study provided to us by an outside firm, Mr. Murren is provided personal security services. The majority of the costs of these services consist of security personnel. Based on this study, we view the provision of security services to Mr. Murren as recommended by such study as a necessary and appropriate business expense. The costs of the services provided to Mr. Murren for security purposes falls within a competitive range based on cost of such services for the chief executive officers of the three other major Las Vegas based gaming/resort companies (Las Vegas Sands, Wynn Resorts, and Caesars Entertainment).

As an owner and operator of full-service hotels, we are able to provide many perquisites relating to hotel and hotel-related services to the NEOs at little or no additional cost to us. In no case did the value of such perquisites, computed based on the incremental cost to us, exceed $10,000 per NEO in 2015.

MGM Resorts International 2016 Proxy Statement	41

Grants of Plan-Based Awards

The table below shows plan-based awards granted during 2015 to the NEOs. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus” and “—Long-Term Equity Incentives” for a narrative description of these awards.

			ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(A)			ESTIMATED NUMBER OF SHARES FOR FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(B)			GRANT DATE FAIR VALUE OF STOCK AWARDS(B)
NAME	GRANT DATE		THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM
Mr. Murren	N/A		$2,000,000	$4,000,000	$7,000,000	—	—	—	$ —
	10/5/2015	(C)	—	—	—	—	64,655	—	1,312,497
	10/5/2015	(D)	—	—	—	133,279	222,132	355,411	3,937,503
	10/5/2015	(E)	—	—	—	33,848	56,414	90,262	999,992
Mr. D’Arrigo	N/A		656,250	1,312,500	2,296,875	—	—	—	—
	10/5/2015	(C)	—	—	—	—	14,963	—	303,749
	10/5/2015	(D)	—	—	—	30,845	51,408	82,253	911,256
	10/5/2015	(E)	—	—	—	8,462	14,104	22,566	250,007
Mr. Baldwin	N/A		1,237,500	2,475,000	4,331,250	—	—	—	—
	10/5/2015	(C)	—	—	—	—	19,704	—	399,991
	10/5/2015	(D)	—	—	—	40,618	67,697	108,315	1,199,994
	10/5/2015	(E)	—	—	—	16,924	28,207	45,131	499,996
Mr. Hornbuckle	N/A		937,500	1,875,000	3,281,250	—	—	—	—
	10/5/2015	(C)	—	—	—	—	24,631	—	500,009
	10/5/2015	(D)	—	—	—	50,773	84,622	135,395	1,500,006
	10/5/2015	(E)	—	—	—	8,462	14,104	22,566	250,007
Mr. Sanders	N/A		825,000	1,650,000	2,887,500	—	—	—	—
	10/5/2015	(C)	—	—	—	—	24,631	—	500,009
	10/5/2015	(D)	—	—	—	50,773	84,622	135,395	1,500,006
	10/5/2015	(E)	—	—	—	16,924	28,207	45,131	499,996

(A)	Any portion of the annual cash bonus earned by our NEOs that is in excess of 100% of their base pay is paid in the form of PSUs. See “Compensation Discussion and Analysis—CEO and Other NEO Compensation”.

(B)	See note (B) to the Summary Compensation Table above.

(C)	RSU award.

(D)	PSU award.

(E)	Profit Growth Plan PSU award.

42	MGM Resorts International 2016 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End

The table below shows outstanding equity awards of the NEOs as of December 31, 2015.

	OPTION/SAR AWARDS				STOCK AWARDS (RSUs AND PSUs)
	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS/SARS		OPTION/ SAR EXERCISE PRICE	OPTION/SAR EXPIRATION DATE	SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED		EQUITY INCENTIVE PLAN AWARDS: UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED
NAME	EXERCISABLE	UN-EXERCISABLE			NUMBER	VALUE	NUMBER	VALUE(13)
Mr. Murren	262,500(1)	—	$11.36	10/4/2017
	262,500(1)	—	8.23	10/3/2018
					20,893(2)(5)	$474,689
					21,259(2)(7)	483,004
					29,588(2)(8)	672,239
							64,655(2)(6)	$1,468,962
							123,752(3)	2,699,181
							142,779(4)	2,465,393
							104,293(9)	1,682,371
							97,829(10)	1,933,722
							56,414(11)	1,127,912
							222,132(12)	4,441,215
Mr. D’Arrigo	37,500(1)	—	$11.36	10/4/2017
	350,000(1)	—	10.32	9/12/2018
					4,776(2)(5)	$108,511
					5,467(2)(7)	124,210
					7,608(2)(8)	172,854
							14,963(2)(6)	$ 339,959
							31,822(3)	694,073
							36,715(4)	633,956
							25,003(9)	403,325
							21,196(10)	418,980
							14,104(11)	282,001
							51,408(12)	1,027,830
Mr. Baldwin	187,500(1)	—	$11.54	10/5/2016
	750,000(1)	—	13.18	12/13/2017
	112,500(1)	—	8.23	10/3/2018
					5,970(2)(5)	$135,638
					6,681(2)(7)	151,792
					9,300(2)(8)	211,296
							19,704(2)(6)	$ 447,675
							38,893(3)	848,297
							44,874(4)	774,843
							52,210(9)	842,208
							51,068(10)	1,009,427
							28,207(11)	563,956
							67,697(12)	1,353,499

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	OPTION/SAR AWARDS				STOCK AWARDS (RSUs AND PSUs)
	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS/SARS		OPTION/ SAR EXERCISE PRICE	OPTION/SAR EXPIRATION DATE	SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED		EQUITY INCENTIVE PLAN AWARDS: UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED
NAME	EXERCISABLE	UN-EXERCISABLE			NUMBER	VALUE	NUMBER	VALUE(13)
Mr. Hornbuckle	80,000(1)	—	$ 7.45	8/3/2016
	75,000(1)	—	11.36	10/4/2017
	112,500(1)	—	8.23	10/3/2018
					5,970(2)(5)	$135,638
					7,593(2)(7)	172,513
					11,835(2)(8)	268,891
							24,631(2)(6)	$559,616
							44,197(3)	963,987
							57,112(4)	986,162
							37,883(9)	611,100
							31,170(10)	616,121
							14,104(11)	282,001
							84,622(12)	1,691,890
Mr. Sanders	340,000(1)	—	$ 7.45	8/3/2016
	100,000(1)	—	11.36	10/4/2017
	112,500(1)	—	8.23	10/3/2018
					5,970(2)(5)	$135,638
					6,681(2)(7)	151,792
					10,567(2)(8)	240,082
							24,631(2)(6)	$559,616
							38,893(3)	848,297
							50,993(4)	880,514
							33,337(9)	537,760
							27,430(10)	542,190
							28,207(11)	563,956
							84,622(12)	1,691,890

(1)	SAR award.

(2)	RSU award.

(3)	PSU award scheduled to vest on 10/7/16. See note (B) to the Summary Compensation Table above.

(4)	PSU award scheduled to vest on 10/6/17. See note (B) to the Summary Compensation Table above.

(5)	Scheduled to vest on 11/5/16.

(6)	Scheduled to vest in equal installments on each of 10/5/16, 10/5/17, 10/5/18 and 10/5/19.

(7)	Scheduled to vest in equal installments on each of 10/7/16 and 10/7/17.

(8)	Scheduled to vest in equal installments on each of 10/6/16, 10/6/17 and 10/6/18.

(9)	Bonus PSU award scheduled to vest on 3/3/17. See “Compensation Discussion and Analysis—CEO and Other NEO Compensation.”

(10)	Bonus PSU award scheduled to vest on 3/2/18. See “Compensation Discussion and Analysis—CEO and Other NEO Compensation.”

(11)	Profit Growth Plan PSU award scheduled to vest on 10/5/18.

(12)	PSU award scheduled to vest on 10/5/18. See note (B) to the Summary Compensation Table above.

(13)	Amounts determined based on the closing price of our common stock at December 31, 2015, which was $22.72. Amounts provided related to PSUs assumes that December 31, 2015 was the end of the performance period.

44	MGM Resorts International 2016 Proxy Statement

Option/SAR Exercises and Stock Vested

The following table shows option/SAR exercises, RSU and PSU vesting for the NEOs during 2015. For option/SAR awards, if any, the value realized is calculated as the difference between the market price on the date of exercise and the exercise price, times the number of options/SARs exercised. For RSUs and PSUs, the value realized is calculated as the number of shares vested times the closing share price on the date vested.

	STOCK OPTION/SAR AWARDS		STOCK AWARDS (RSUs)		STOCK AWARDS (PSUs)
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)
Mr. Murren	1,100,000	20,075,000	50,134	1,094,526	395,753	9,462,454
Mr. D’Arrigo	63,000	438,960	10,044	222,634	90,458	2,162,851
Mr. Baldwin	—	—	16,159	349,500	113,073	2,703,575
Mr. Hornbuckle	—	—	17,460	376,220	113,073	2,703,575
Mr. Sanders	40,000	664,800	16,582	358,146	113,073	2,703,575

Nonqualified Deferred Compensation

The following table shows nonqualified deferred compensation to the NEOs in 2015 under the DCP. See “Compensation Discussion and Analysis—Elements of Compensation—Deferred Compensation Opportunities” for a narrative description of the DCP.

	DCP
NAME	EXECUTIVE CONTRIBUTIONS IN THE LAST FISCAL YEAR	COMPANY CONTRIBUTIONS IN THE LAST FISCAL YEAR	AGGREGATE EARNINGS IN THE LAST FISCAL YEAR(A)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS	AGGREGATE BALANCE AT YEAR END
Mr. Murren	$—	$—	$(118)	$—	$ 90,753
Mr. D’Arrigo	—	—	—	—	—
Mr. Baldwin	—	—	—	—	—
Mr. Hornbuckle	—	—	(537)	—	42,803
Mr. Sanders	—	—	—	—	—
Total	$—	$—	$(655)	$—	$133,556

(A)	None of these amounts was included as “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table.

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Estimated Benefits upon Termination

The following table indicates the estimated amounts that would be payable to each NEO upon a hypothetical termination as of December 31, 2015 under various termination scenarios, pursuant to the applicable employment agreements, policies and equity awards.

	SEVERANCE(A)	VESTING OF STOCK OPTIONS AND SARs(B)(C)	VESTING OF RSUs(B)(C)(D)	VESTING OF PSUs(B)(C)(E)	OTHER(F)	TOTAL
Death or Disability
Mr. Murren	$ 2,000,000	$—	$2,140,315	$8,475,224	$ 81,717	$12,697,256
Mr. D’Arrigo	437,500	—	313,195	1,589,956	—	2,340,651
Mr. Baldwin	825,000	—	393,874	1,983,382	—	3,202,256
Mr. Hornbuckle	625,000	—	451,401	2,395,960	—	3,472,361
Mr. Sanders	275,000	—	431,430	2,201,612	—	2,908,042
Company Terminates Without Good Cause
Mr. Murren	8,000,000	—	2,140,315	8,475,224	87,267	18,702,806
Mr. D’Arrigo	2,187,500	—	313,195	1,589,956	75,744	4,166,395
Mr. Baldwin	3,000,000	—	393,874	1,983,382	75,744	5,453,000
Mr. Hornbuckle	3,000,000	—	451,401	2,395,960	75,744	5,923,105
Mr. Sanders	2,750,000	—	431,430	2,201,612	18,900	5,401,942
NEO Terminates Without Good Cause/Company Terminates With Good Cause
Mr. Murren	—	—	—	—	—	—
Mr. D’Arrigo	—	—	—	—	—	—
Mr. Baldwin	—	—	—	—	—	—
Mr. Hornbuckle	—	—	—	—	—	—
Mr. Sanders	—	—	—	—	—	—
NEO Terminates With Good Cause
Mr. Murren	8,000,000	—	2,140,315	8,475,224	87,267	18,702,806
Mr. D’Arrigo	2,187,500	—	313,195	1,589,956	75,744	4,166,395
Mr. Baldwin	3,000,000	—	393,874	1,983,382	75,744	5,453,000
Mr. Hornbuckle	3,000,000	—	451,401	2,395,960	75,744	5,923,105
Mr. Sanders	2,750,000	—	431,430	2,201,612	18,900	5,401,942
Change of Control(G)
Mr. Murren	10,000,000	—	3,098,894	9,605,789	87,267	22,791,950
Mr. D’Arrigo	4,000,000	—	745,534	2,355,860	151,488	7,252,882
Mr. Baldwin	4,000,000	—	946,402	2,976,638	151,488	8,074,528
Mr. Hornbuckle	4,000,000	—	1,136,659	3,642,039	151,488	8,930,186
Mr. Sanders	4,000,000	—	1,087,129	3,420,700	37,800	8,545,629

(A)	This column does not include any unpaid prior year bonuses that were earned prior to the date of termination.

(B)	The value of outstanding RSUs, PSUs, stock options and SARs (including any accelerated or continued vesting that would occur under each of these termination scenarios) is based on the closing price of our common stock at December 31, 2015, which was $22.72. The calculation excludes any values attributable to SARs that are already vested. There is no accelerated vesting in connection with Profit Growth Plan PSUs.

46	MGM Resorts International 2016 Proxy Statement

(C)	For purposes of the calculation of any continued or accelerated vesting in respect of outstanding equity awards, (1) we have assumed that in connection with each NEO’s termination, such NEO was eligible for the maximum post-termination continued and accelerated vesting period applicable to each award, which may not be the case if an actual termination were to occur, and (2) we have treated continued vesting of awards in the same manner as accelerated vesting based on the stock price on December 31, 2015.

(D)	Assumes that the performance targets are achieved for performance-based RSUs.

(E)	Assumes that December 31, 2015 was end of performance period for PSUs.

(F)	For death or disability termination scenario, includes for Mr. Murren any reimbursement of group life insurance premiums and medical expenses to be provided under the disability scenario based on actual amounts paid in 2014 and 2015 of $81,717 (presented within table above), and under the death scenario, a reimbursement of medical expenses to be provided based on actual amounts paid in 2015. Under all other scenarios for Mr. Murren, includes a reimbursement of group life insurance premiums, medical expenses and associated taxes and premiums for long-term disability insurance based on actual amounts paid in 2014 and 2015. For all other termination scenarios, includes for all NEOs the applicable lump sum payment for health and insurance benefits, as described below under “Uniform Severance and Change of Control Policies.”

(G)	Assumes each NEO’s employment terminates (other than as a result of a termination by the Company for good cause or by the NEO without good cause) in connection with a change of control. In general, no benefits are payable solely as a result of a change of control (i.e., in general, there are no single trigger benefits). The only situation in which change of control benefits are potentially payable absent an executive’s termination is the case of equity awards in the event they are not assumed as part of the change of control. In the event of such a triggering event occurring, the NEO would receive estimated benefits set forth in the columns entitled “Vesting of Stock Options and SARs,” “Vesting of RSUs” and “Vesting of PSUs.”

Uniform Severance and Change of Control Policies

In 2012, the Compensation Committee adopted a uniform severance policy for terminations by us without cause or by the applicable executive officer with good cause not in connection with a change of control (the “Severance Policy”), the provisions of which are now memorialized in each employment agreement and in the terms of equity award agreements entered into with each of the NEOs. The Compensation Committee implemented the Severance Policy for all NEOs except Mr. Baldwin in November 2012, pursuant to a Memorandum Agreement re: Changes to Severance and Change of Control Policies that was entered into with each of them to amend their employment and related agreements (the “Severance Amendments”) or, in the case of the CEO, pursuant to his employment agreement. Mr. Baldwin’s entitlement to severance benefits upon a termination by us without cause or by Mr. Baldwin with good cause not in connection with a change of control is governed by the provisions of the employment agreement entered into with Mr. Baldwin effective as of December 13, 2014 (the “Baldwin Agreement”) and his equity award agreements and are identical to those provided pursuant to the Severance Policy. The benefits provided to NEOs under the Severance Policy (or the applicable employment agreement) are as follows:

POSITION	NON CHANGE-OF-CONTROL SEVERANCE (TERMINATION BY US WITHOUT GOOD CAUSE OR BY NEO WITH GOOD CAUSE)
CEO

1.5x the sum of base salary and target bonus (subject to $8 million cap) and two years of continued vesting of unvested equity awards

Lump sum payment equal in value to 24 months of continued health and insurance benefits

Other Executive Officers (including NEOs other than CEO)

1.0x the sum of base salary and target bonus (subject to $3 million cap) and one year of continued vesting of unvested equity awards

Lump sum payment equal in value to 12 months of continued health and insurance benefits (1.5x cost of COBRA)

MGM Resorts International 2016 Proxy Statement	47

The Compensation Committee also adopted a uniform severance policy for terminations by us following a change of control (the “Change of Control Policy”) and implemented the Change of Control Policy for all NEOs pursuant to the Severance Amendments. The Change of Control Policy is the only source of change of control severance benefits for our NEOs. The benefits provided under the Change of Control Policy to our NEOs are as follows:

POSITION	CHANGE-OF-CONTROL SEVERANCE (TERMINATION BY US WITHOUT GOOD CAUSE, OR BY EXECUTIVE OFFICER WITH GOOD CAUSE, FOLLOWING CHANGE OF CONTROL)
CEO

2.0x the sum of base salary and target bonus (subject to $10 million cap) and full vesting of unvested equity awards

Lump sum payment equal in value to 24 months of continued health and insurance benefits

Other Executive Officers (including NEOs other than CEO)

2.0x the sum of base salary and target bonus (subject to $4 million cap) and full vesting of unvested equity awards

Lump sum payment equal in value to 24 months of continued health and insurance benefits

Death or Disability

If the employment of a NEO is terminated under his employment agreement by us as a result of death or disability, he (or his beneficiaries) will generally be entitled to receive the following:

•	salary for a 12-month period following termination for Mr. Murren, salary for a 6-month period following termination for Mr. Baldwin, Mr. D’Arrigo, and Mr. Hornbuckle, and salary for a 3-month period following termination for Mr. Sanders (net of any applicable payments received from any short-term disability policy);

•	for Mr. Murren only, any unpaid bonus in respect of the most recently completed fiscal year;

•	for Mr. Murren only, a prorated portion of any bonus attributable to the fiscal year in which the death or disability occurs;

•	for Mr. Murren only, a lump sum amount equal to actual amounts paid in the prior 24 months for health benefits and life insurance premiums to be provided under the disability scenario, and a lump sum amount equal to actual amounts paid in the prior 24 months for health benefits to be provided under the death scenario; and

•	the following benefits with respect to outstanding equity awards:

•	with respect to all other vested but unexercised stock options, SARs or other stock-based compensation awards granted prior to September 12, 2011, continued exercise (to the extent applicable) generally for the 12 month period following termination;

•	with respect to SARs and RSUs granted on or after September 12, 2011, continued vesting, subject to satisfaction of any applicable performance criteria, and exercise (to the extent applicable) for 12 months after the termination date (or 24 months, in the case of Mr. Murren) or, if earlier, the expiration date of such award; and

•	with respect to PSUs not paid under the Bonus PSU Policy, pro-rata vesting based on the number of days employed prior to termination, plus an additional 12 months (or 24 months, in the case of Mr. Murren), subject to actual stock price performance over the performance period.

•	with respect to Profit Growth Plan PSUs, if the NEO terminates prior to the requisite service date of December 31, 2016 the units are forfeited without consideration, however if the NEO terminates after the requisite service date and the associated performance condition is satisfied, the units are no longer subject to forfeiture.

The above benefits are provided by the applicable NEO employment agreements, applicable equity award agreements and/or the annual bonus award under the Management Incentive Plan.

Termination by Company for Good Cause or by NEO Without Good Cause

If a NEO terminates his employment under his employment agreement without good cause, or we terminate such employment for good cause, then he would generally be entitled to receive the following:

•	for Mr. Murren only, any unpaid bonus in respect of the most recently completed fiscal year; and

48	MGM Resorts International 2016 Proxy Statement

•	vested but unexercised stock options, SARs or other stock-based compensation awards continue to remain exercisable (to the extent applicable) generally during the 90-day period following termination.

Obligations of the NEOs

Obligations of the NEOs under the employment agreements relating to confidentiality, providing services to competitors and others, and soliciting customers and Company employees continue after termination of employment, regardless of the reason for such termination (with some exceptions for certain NEOs upon a change of control of the Company or if the NEO terminates for good cause). With the exception of obligations relating to confidentiality, which are not limited by time, these restrictions generally continue for the 12-month period following termination (or for such period that remains in the term of the agreement if less than 12  months).

RECONCILIATIONS AND NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA and Adjusted Property EBITDA are non-GAAP financial measures. A reconciliation to the GAAP measures and other information can be found on pages 39 through 41 of the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 29, 2016.

NOTICE CONCERNING STOCKHOLDER PROPOSALS AND NOMINATIONS

We intend to hold our 2017 annual meeting of stockholders in June 2017. Therefore, proposals of stockholders intended to be presented at the 2017 annual meeting of stockholders submitted in accordance with Rule 14a-8 of Regulation 14A under the Exchange Act, must be received by us on or before December 21, 2016 in order to be considered by the Board for inclusion in the form of proxy and proxy statement to be issued by the Board for that meeting.

Our Amended and Restated Bylaws require that any stockholder proposal that is not submitted for inclusion in next year’s proxy statement under Rule 14a-8, but is instead sought to be presented directly at the 2017 annual meeting of stockholders, must be received by us no earlier than February 1, 2017 and no later than March 3, 2017 and otherwise comply with the requirements in our Amended and Restated Bylaws. The Amended and Restated Bylaws also require that any stockholder nominations for director candidates under the Company’s proxy access provisions must be received by us no earlier than November 21, 2016 and no later than December 21, 2016. All such stockholder proposals and nominations should be submitted to the Secretary of the Company, by the stated deadline, at the following address: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications. If we do not receive your proposal or nomination by the appropriate deadline and in accordance with the terms of our Amended and Restated Bylaws, then it may not properly be brought before the 2017 annual meeting of stockholders. The fact that we may not insist upon compliance with these requirements should not be construed as a waiver by us of our right to do so in the future.

MGM Resorts International 2016 Proxy Statement	49

Appendix A

MGM RESORTS INTERNATIONAL

SECOND AMENDED AND RESTATED ANNUAL PERFORMANCE-BASED

INCENTIVE PLAN FOR EXECUTIVE OFFICERS

PURPOSE

The MGM RESORTS INTERNATIONAL Second Amended and Restated Annual Performance-Based Incentive Plan For Executive Officers (the “Plan”) is an annual short term incentive plan designed to reward executive officers of MGM RESORTS INTERNATIONAL (the “Company”), for achieving preestablished corporate performance goals. The Plan is intended to provide an incentive for superior performance and to motivate participating officers toward the highest levels of achievement and business results, to tie their goals and interests to those of the Company and its stockholders, and to enable the Company to attract and retain highly qualified executive officers. The Plan is also intended to preserve the Company’s tax deduction for bonus compensation paid to executive officers by meeting the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and, accordingly, the Plan shall be interpreted to that end.

ARTICLE 1

ELIGIBILITY AND PARTICIPATION

Section 1.1 Participation in the Plan is limited to those executive officers of the Company who are (a) officers among the named executives in the Company’s annual proxy statements and (b) employees of the Company who may become a “covered employee” within the meaning of Section 162(m) of the Code and such other employees, in each case, as determined by the Committee in its discretion. At or prior to the time performance objectives for a “Performance Period” are established, as defined in Section 2.2 below, the Committee (as described in Section 6.1) will designate in writing which executive officers among those eligible shall participate in the Plan for such Performance Period (the “Participants”).

ARTICLE 2

PLAN YEAR, PERFORMANCE PERIODS AND PERFORMANCE OBJECTIVES

Section 2.1 The fiscal year of the Plan (the “Plan Year”) shall be the fiscal year beginning on January 1 and ending on December 31. The performance period with respect to which bonuses shall be calculated and paid under the Plan (the “Performance Period”) shall generally be the Plan Year but may be longer or shorter than a Plan Year; provided, however, that the Committee shall have the authority to designate different Performance Periods under the Plan, which need not be identical for all Participants.

Section 2.2 Within the first ninety days of each Performance Period, the Committee shall establish in writing, with respect to such Performance Period, one or more performance goals, a specific target objective or objectives with respect to such performance goals, and an objective formula or method for computing the amount of bonus compensation awardable to each Participant if the performance goals are attained. Notwithstanding the foregoing sentence, for any Performance Period, such goals, objectives and formulae must be established within that number of days, beginning on the first day of such Performance Period, which is no more than twenty-five percent of the total number of days in such Performance Period. The Committee shall be permitted to establish such goals, objectives and formulae with respect to each Participant without obtaining stockholder approval, unless the establishment of such goals, objectives and formulae is deemed a material term under the Plan pursuant to the Code requiring disclosure and approval by the stockholders.

Section 2.3 Performance goals shall be based upon one or more of the following business criteria for the Company as a whole or any of its subsidiaries or operating units: stock price; market share; gross revenue; pretax operating income; cash flow; earnings before interest, taxes, depreciation and amortization; earnings per share; return on equity; return on invested capital or assets; return on revenues; cost reductions and savings; productivity; equity capital raised; consummation of debt and equity offerings. The foregoing performance goals shall have any reasonable definitions that the Committee may specify and may be compared to the performance of a group of comparable companies, or a published or special index, that the Committee, in its discretion, deems appropriate. Measurements of the Company’s or a Participant’s performance against the performance goals established by the Committee shall be objectively determinable and, to the extent they are expressed in standard accounting terms, shall be determined according to generally accepted accounting principles as in existence on the date on which the performance goals are established.

Section 2.4 Subject to Section 162(m) of the Code, the Committee may adjust the performance goals (including to pro-rate goals and payments for a partial Performance Period) in the event of the following occurrences: (a) non-recurring events, including divestitures reorganizations and spin-offs; (b) mergers and acquisitions; and (c) financing transactions.

MGM Resorts International 2016 Proxy Statement	A-1

ARTICLE 3

DETERMINATION OF BONUS AWARDS

Section 3.1 As soon as practicable after the end of each Performance Period (or such sooner time as the performance goals have been met), the Committee shall certify in writing to what extent the Company and the Participants have achieved the performance goal or goals for such Performance Period, including the specific target objectives and the satisfaction of any other material terms of the bonus award, and the Committee shall calculate the amount of each Participant’s bonus for such Performance Period based upon the performance goals, objectives, and computation formulae for such Performance Period established pursuant to Section 2.2 above. The Committee shall have no discretion to increase the amount of any Participant’s bonus as so determined, but may reduce or totally eliminate any Participant’s bonus if it determines, in its sole and absolute discretion, that such a reduction or elimination is appropriate with respect to the Participant’s performance or any other factors material to the goals, purposes, and administration of the Plan.

Section 3.2 No Participant’s bonus for any Plan Year shall exceed the sum of $8,000,000.

ARTICLE 4

PAYMENT OF BONUS AWARDS

Section 4.1 Approved bonus awards shall be payable by the Company in cash or stock to each Participant, or to the Participant’s estate in the event of the Participant’s death, between January 1st and March 15th of the Plan Year following the Plan Year to which the bonus awards relate, subject to the Committee’s certification in writing pursuant to Section 3.1 that the relevant performance goals were achieved.

Section 4.2 A bonus award that would otherwise be payable to a Participant who is not employed by the Company or one of its subsidiaries on the last day of a Performance Period or on such sooner date as the performance goals have been met may be prorated (based on actual performance to the extent required by Section 162(m) of the Code) or not paid based on rules to be established by the Committee for the administration of the Plan.

ARTICLE 5

OTHER TERMS AND CONDITIONS

Section 5.1 No bonus awards shall be paid under the Plan unless and until the material terms (within the meaning of the Code and regulations promulgated thereunder) of the Plan, including the business criteria described in Section 2.3 above, are approved by the stockholders by a majority of votes cast in a separate vote on the issue in person or by proxy (including abstentions to the extent abstentions are counted as voting under applicable state law).

Section 5.2 No person shall have any legal claim to be granted an award under the Plan and the Committee shall have no obligation to treat Participants uniformly. Except as may be otherwise required by law, bonus awards under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary. Bonuses awarded under the Plan shall be payable from the general assets of the Company and no Participant shall have any claim with respect to any specific assets of the Company.

Section 5.3 Neither the Plan nor any action taken under the Plan shall be construed as giving any employee the right to be retained in the employ of the Company or any subsidiary or to obligate the Company or any subsidiary to maintain any employee’s compensation at any level.

Section 5.4 The Company or any of its subsidiaries may deduct from any award any applicable withholding taxes or any amounts owed by the employee to the Company or any of its subsidiaries.

Section 5.5 All bonus awards shall be subject to the Company’s clawback policies, as may be amended from time to time.

Section 5.6 The Company intends that the Plan and all bonus awards avoid the imposition of additional taxes, interest, and penalties pursuant to Section 409A of the Code and, accordingly, the Plan shall be interpreted to that end. Notwithstanding any contrary provision in the Plan, any payments of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be paid under the Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of his or her termination of employment (which for this purpose shall mean a “separation from service” under Section 409A of the Code) shall be delayed for the first six months following such termination (or, if earlier, the date of death of the specified employee) and shall instead be paid on the first payroll date that immediately follows the end of such six-month period (or the first payroll date scheduled after the death of the specified employee).

A-2	MGM Resorts International 2016 Proxy Statement

ARTICLE 6

ADMINISTRATION

Section 6.1 The Committee shall be comprised of two or more persons who qualify as “outside directors” as defined under Section 162(m) of the Code. Until changed by the Board of Directors of the Company (the “Board”), the Compensation Committee of the Board shall constitute the Committee hereunder.

Section 6.2 The Committee shall have full power and authority to administer and interpret the provisions of the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable.

Section 6.3 Except with respect to matters which under the Code are required to be determined in the sole and absolute discretion of the Committee, the Committee shall have full power to delegate to any officer or employee of the Company the authority to administer and interpret the procedural aspects of the Plan, subject to the Plan’s terms, including adopting and enforcing rules to decide procedural and administrative issues.

Section 6.4 The Committee may rely on opinions, reports or statements of officers or employees of the Company or any subsidiary thereof and of Company counsel (inside or retained counsel), public accountants and other professional or expert persons.

Section 6.5 The Board reserves the right to amend or terminate the Plan in whole or in part at any time. Unless otherwise prohibited by applicable law, any amendment required to conform the Plan to the requirements of the Code may be made by the Committee. No amendment may be made to the class of individuals who are eligible to participate in the Plan or the performance criteria specified in Section 2.3 without stockholder approval unless stockholder approval is not required in order for bonuses paid to Participants to constitute qualified performance-based compensation under the Code.

Section 6.6 No member of the Committee shall be liable for any action taken or omitted to be taken or for any determination made by him or her in good faith with respect to the Plan, and the Company shall indemnify and hold harmless each member of the Committee against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission in connection with the administration or interpretation of the Plan, unless arising out of such person’s own fraud or bad faith.

Section 6.7 The place of administration of the Plan shall be the State of Nevada, and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Delaware.

MGM Resorts International 2016 Proxy Statement	A-3

MGM RESORTS INTERNATIONAL ATTN: CORPORATE SECRETARY 3600 Las Vegas Blvd.South Las Vegas, Nevada 89109

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 8:59 P.M. Pacific Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 8:59 P.M. Pacific Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		☐	☐	☐
1.	Election of Directors
Nominees

01 Robert H. Baldwin         02 William A. Bible          03 Mary Chris Gay                 04 William W. Grounds        05 Alexis M. Herman

06 Roland Hernandez        07 Anthony Mandekic      08 Rose McKinney-James      09 James J. Murren             10 Gregory M. Spierkel

11 Daniel J. Taylor

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.					For	Against	Abstain
2 To ratify the selection of the independent registered public accounting firm for the year ending December 31, 2016.					☐	☐	☐

3 To approve, on an advisory basis, the compensation of our named executive officers.					☐	☐	☐

4 To re-approve the performance goals under the Company’s Second Amended and Restated Annual Performance-Based Incentive Plan for Executive Officers.					☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

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MGM RESORTS INTERNATIONAL

This proxy is solicited by the Board of Directors

Annual Meeting of Stockholders

June 1, 2016 2:00 PM Pacific Time

The undersigned hereby appoints WILLIAM A. BIBLE, ALEXIS M. HERMAN and ROLAND HERNANDEZ, and each of them, Proxies, with full power of substitution, to represent and vote all shares of common stock of MGM RESORTS INTERNATIONAL which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of MGM Resorts International and at any adjournments thereof, upon any and all matters which may properly be brought before said meeting or any adjournments thereof where discretion is permitted. The meeting will be held in the Premier Ballroom of the MGM Grand Conference Center, located at 4701 Koval Lane, Las Vegas, Nevada 89109, on June 1, 2016, at 2:00 p.m., Pacific Time. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side